UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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DHI Group, Inc.
(Name of Registrant as Specified In Its Charter)

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March 23, 2017

Dear Fellow Stockholder,
I am pleased to invite you to our 2017 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Friday, April 28, 2017, at 9:00 a.m., local time, at the Marriott Residence Inn Times Square, 1033 Avenue of the Americas, New York, New York 10018.
At the meeting, we will be electing one class of directors, considering the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, considering the approval, on an advisory basis, of the compensation of our named executive officers, considering the approval of an amendment to the Dice Holdings, Inc. 2012 Omnibus Equity Award Plan, which we refer to as the “2012 Equity Plan,” and reapproval of the performance goals under the 2012 Equity Plan, considering the approval, on an advisory basis, of the frequency of the advisory vote on the compensation of our named executive officers, and transacting such other business that may properly come before the Annual Meeting. The Board of Directors recommends a vote FOR (i) the election of our director nominees, (ii) the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, (iii) the approval, on an advisory basis, of the compensation of our named executive officers, (iv) the approval of an amendment to the 2012 Equity Plan and reapproval of the performance goals under the 2012 Equity Plan, and (v) the approval, on an advisory basis, of the option of “every year” for holding a future advisory vote on the compensation of our named executive officers.
You may vote your shares using the Internet or the telephone by following the instructions on the enclosed proxy card. Of course, you may also vote by returning the enclosed proxy card.
Only DHI Group, Inc. stockholders may attend the Annual Meeting. If you wish to attend the meeting in person, you will need to request an admission ticket in advance. You can request a ticket by following the instructions set forth in the proxy statement.
Thank you very much for your support of DHI Group, Inc.
Sincerely,
Michael P. Durney
President and Chief Executive Officer

DHI GROUP, INC.
1040 Avenue of the Americas, 8th Floor
New York, New York 10018
March 23, 2017
NOTICE OF ANNUAL MEETING
DHI Group, Inc., a Delaware corporation (the “Company”), will hold its 2017 Annual Meeting of Stockholders (the “Annual Meeting”) at the Marriott Residence Inn Times Square, 1033 Avenue of the Americas, New York, New York 10018, on Friday, April 28, 2017, at 9:00 a.m., local time, to:

1.	Elect two Class I directors, for a term of three years, or until their successors are duly elected and qualified;

2.	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	Hold an advisory vote on the compensation of our named executive officers as described in the proxy statement;

4.
Approve an amendment to the 2012 Equity Plan to increase the number of shares of Common Stock available for issuance under the plan, impose annual limits on the value of awards that may be issued to non-employee directors under the 2012 Equity Plan and approve the material terms of the 2012 Equity Plan in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended;

5.	Hold an advisory vote on the frequency of holding a future advisory vote on the compensation of our named executive officers; and

6.	Transact any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record of DHI Group, Inc. (NYSE: DHX) as of the close of business on March 20, 2017, are entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A list of these stockholders will be available at the offices of the Company in New York, New York.

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Annual Meeting in person, you are strongly encouraged to sign and date the enclosed proxy card and return it promptly, or submit your proxy by telephone or the Internet. Any stockholder of record who is present at the Annual Meeting may vote in person instead of by proxy, thereby revoking any previous proxy.
Brian P. Campbell
Vice President, Business and Legal Affairs,
General Counsel and Corporate Secretary

i

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Stockholders
to be Held on April 28, 2017
The proxy statement and Annual Report on Form 10-K are available at www.dhigroupinc.com/investors. The means to vote is available by Internet at www.investorvote.com/dhx or by calling 1-800-652-VOTE (8683).
Your Vote is Important
Please vote as promptly as possible
by using the Internet or telephone or
by signing, dating and returning the enclosed proxy card.
If you plan to attend the meeting, you must request an admission ticket in advance of the meeting. Tickets will be issued to registered and beneficial owners and to one guest accompanying each registered or beneficial owner.
Please note that if you hold your shares in “street name” (through a broker or other nominee), you will need to send a written request for a ticket, along with proof of share ownership, such as a copy of the portion of your voting instruction form showing your name and address, a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership.
Requests for admission should be addressed to the Corporate Secretary, DHI Group, Inc., 1040 Avenue of the Americas, 8th Floor, New York, New York 10018 or by calling (212) 448-4181, and will be processed in the order in which they are received and must be requested no later than April 24, 2017. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the Annual Meeting, each stockholder will be required to present a valid picture identification such as a driver’s license or passport with his or her admission ticket. Seating will begin at 8:30 a.m. and the meeting will begin promptly at 9:00 a.m., local time. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.

ii

Page
Proxy Statement Summary	1

Information Concerning Solicitation and Voting	5

Directors and Corporate Governance	6

Certain Relationships and Related Person Transactions	13

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	14

Items To Be Voted On	16
Proposal 1: Election of Directors
Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
Proposal 3: Advisory Vote With Respect to the Compensation of our Named Executive Officers
Proposal 4: Approval of an Amendment to the 2012 Equity Plan and Reapproval of the Performance Goals Under the 2012 Equity Plan
Proposal 5: Advisory Vote on the Frequency of Holding an Advisory Vote on the Compensation of our Named Executive Officers

Compensation Discussion and Analysis	26

Other Procedural Matters	51

iii

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To be Held on April 28, 2017

PROXY STATEMENT SUMMARY
This summary highlights information described in more detail elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are provided to help you find further information. For ease of reading, in these materials “DHI,” “we,” “us,” or the “Company” refers to DHI Group, Inc., “Board” refers to our Board of Directors, “CEO” refers to our Chief Executive Officer, and “NEOs” refers to our Named Executive Officers.
2017 Annual Meeting of Stockholders
Date:        Friday, April 28, 2017
Time:        9:00 a.m., local time
Place:        Marriott Residence Inn Times Square, 1033 Avenue of the Americas, New York, New York 10018
Eligibility to Vote
You may vote if you were a stockholder of record at the close of business on March 20, 2017.
How to Cast Your Vote
If you are eligible to vote, you can vote by:

Internet:	www.investorvote.com/dhx

Telephone:	1-800-652-VOTE (8683) (within USA, US territories and Canada on a touch tone phone)
The deadline for voting via the Internet or telephone is 11:59 P.M., Eastern Daylight Time, on April 27, 2017.

Mail:	If you received written material, complete, sign and return your Annual Meeting Proxy Card by April 27, 2017.

In Person:
You may vote your shares at the Annual Meeting. If your shares are held in the name of a broker, nominee, you will need to send a written request for a ticket, along with proof of share ownership, such as a copy of the portion of your voting instruction form showing your name and address, a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), at:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022

Stockholders call toll-free: (888) 750-5834
Banks and brokers call collect: (212) 750-5833

Items for Vote (page 16)

	Board Vote Recommendation	Page Reference (for further detail)
1. Election of Directors	FOR EACH NOMINEE	16
2. Ratification of Selection of Independent Registered Public Accounting Firm	FOR	16
3. Advisory Vote with Respect to the Compensation of our Named Executive Officers	FOR	17
4. Approval of an Amendment to the 2012 Equity Plan and Reapproval of the Performance Goals Under the 2012 Equity Plan	FOR	17
5. Advisory Vote on the Frequency of Holding an Advisory Vote on the Compensation of our Named Executive Officers	EVERY YEAR	25
Board Nominees (page 7)

					Committee Membership
Name of Nominee	Age	Director Since	Positions with DHI	Independent	AC	CC	N&CG
Carol Carpenter	49	2014	Director	Yes			✓
Jennifer Deason	41	2016	Director	Yes	✓
AC - Audit Committee
CC - Compensation Committee
N&CG - Nominating and Corporate Governance Committee
Alignment with Stockholders:
We have implemented compensation practices that we believe align the interests of our executive officers with our stockholders by tying a significant portion of their compensation to the Company’s financial performance:

Pay for Performance and Variable Compensation
We utilize an independent compensation consultant to help assess our compensation arrangements. Since 2015, the Compensation Committee has engaged Compensia, an independent compensation consultant with significant experience in our sector.

We generally do not provide perquisites to our NEOs beyond those provided to all employees.
For 2016, approximately 79% of total compensation for our CEO and 70% of total compensation for our NEOs (64% for our NEOs excluding our CEO) was variable and dependent on performance.
In 2015, we designed and adopted a new long-term equity incentive program which features a performance-based component that we believe improves the alignment of our executive compensation with Company performance.

In 2014, we adopted a policy under which tax gross-up provisions were no longer included in employment agreements with new employees, or added to existing employment agreements with current employees which do not already contain a tax gross-up provision.

In 2015, we eliminated the 30% automatic funding floor in our Senior Bonus Plan and amended the plan to incorporate business unit and/or Company performance for all executives.

We have implemented corporate governance practices that further align the interests of our executive officers with our stockholders and mitigate risk:

Corporate Governance
Eight of our ten directors are independent. The Board meets regularly in executive session without the CEO present.
The roles of the CEO and Chairman of the Board are separate.
Only independent directors serve as Board committee members.
We hold an annual “Say-on-Pay” advisory vote to solicit the views of our stockholders regarding NEO compensation.
In 2015, we adopted equity ownership guidelines for our directors and executive officers.
Under our Securities Trading Policy, our directors, officers and employees and their related parties are prohibited from purchasing Company stock on margin, entering into short sales and buying or selling puts, calls, options or other derivatives in respect of securities of the Company.

In 2015, we designed and adopted a “claw-back” policy pursuant to which the Company may, under certain circumstances as specified in the policy, seek reimbursement of annual, performance-based cash and equity compensation made to covered officers.

Since the beginning of 2014, we have added five Board members with relevant industry experience.
In 2016, the Company adopted majority voting for uncontested director elections.
For additional information on our Executive Compensation, please see “Compensation Discussion and Analysis” starting on page 26.
2016 Executive Compensation— Pay-For-Performance (page 26)
Consistent with our pay-for-performance philosophy, the primary elements of compensation for our executives in 2016 included: base salary, annual performance-based cash bonus, and long-term equity incentives consisting of time-based restricted stock and performance-based restricted stock units (PSUs). Of these elements, base salary and benefits were fixed, with the remaining compensation elements dependent on both individual and/or corporate performance.
Note: 2016 excludes separation payment of $337,500 made to Mr. Roberts, former CFO.

After review of the applicable performance metrics, our Compensation Committee determined that our NEO participants in our Senior Bonus Plan were entitled to receive between 32% and 45% of their respective corporate or business unit target bonus pools, based on revenue and Adjusted EBITDA performance. The Compensation Committee also determined that our

NEOs were entitled to receive time-based restricted stock and PSUs. See Compensation Discussion & Analysis—Elements of Executive Compensation and Grants of Plan-Based Awards for Fiscal Year 2016.
Compensation Policies
In connection with our ongoing review of corporate governance and compensation practices and policies, and taking into consideration best practices, our desire to mitigate risk for our stockholders and feedback received from our stockholders, as described more fully below under Compensation Discussion & Analysis—Compensation and Corporate Governance Philosophy, in 2015 we implemented four changes to our corporate governance practices:
Equity Incentive Compensation. We designed and adopted a new long-term equity incentive program under our 2012 Equity Plan that provides a combination of: (1) one-half performance-based restricted stock units (“PSUs”); and (2) one-half restricted stock, the combination of which constitutes the majority of total compensation for most executives.
Equity Ownership Guidelines. To further align the interests of our executives and directors with those of our stockholders, our Board has adopted equity ownership guidelines for our executive officers and directors. These new guidelines require these executive officers and directors to achieve target ownership levels under the terms of the guidelines, within the later of five years from March 3, 2015 or the commencement by that person of a position set forth below:

Position	Multiple of Base Salary (as of December 31 of immediately preceding calendar year) or Retainer
Chief Executive Officer	3.0x base salary
Other Executive Officers	1.0x base salary
Members of our Board	3.0x retainer
Elimination of the 30% Floor on Our Senior Bonus Plan. Since 2015, we have eliminated the automatic funding floor of 30% on our senior bonus plan. Starting in 2015, 50% of the total bonus pool available for NEOs and other senior executives designated by the Compensation Committee was funded according to the percentage of the revenue target achieved, and 50% was funded according to the percentage of Adjusted EBITDA target achieved, which we believe aligns funding with our pay-for-performance philosophy.
“Claw-back” Policy. Our Board also has adopted a “claw-back” policy. Under, and subject to, our “claw-back” policy, the Company may generally seek reimbursement of annual, performance-based cash bonuses made to covered executives, including our NEOs, which were based on achieving certain financial results, if the covered officer intentionally and knowingly engaged in fraud or misconduct that caused the need for a substantial and material restatement of our financial results for the applicable period if a lower cash incentive payment would have been made to the covered officer based upon those restated financial results. More specifically, compensation subject to the “claw-back” policy is any cash incentive payments made within the three-year period preceding the accounting restatement.
Other Corporate Governance Developments
Adoption of Majority Voting in Uncontested Director Elections. Consistent with our commitment to strong corporate governance, and after consideration of market practice and input from our stockholders, in 2016, our Board amended and restated our by-laws, to provide that, in the case of uncontested director elections, a director must be elected by a majority of the votes cast with respect to the election of such director. For purposes of this standard, a “majority of the votes cast” means that the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director and abstentions and broker non-votes are not counted as “votes cast.” In the case of contested elections (where, if as of a date that is 14 days in advance of the date the Company files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, the number of nominees exceeds the number of directors to be elected), the required voting standard to be elected as a director continues to be by plurality vote.
If an incumbent director fails to receive the required majority vote for reelection, the director shall offer to tender his or her resignation to the Board. The Board may consider any factors they deem relevant (including, but not limited to, recommendations the Board may request from a designated committee) in deciding whether to accept or reject a director’s resignation or whether other action should be taken. Any director tendering such resignation will not be permitted to participate in the deliberations regarding whether to accept or reject such resignation. Within 90 days from the date the election results are certified, the Company will be required to publicly disclose the Board’s decision and the rationale behind such decision.

Agreement with Barington Capital Group. On February 25, 2016, we entered into an agreement with an investor group led by Barington Capital Group, L.P. (“Barington”). Under the terms of the agreement and subject to the conditions set forth therein, Barington withdrew the two nominees that it had proposed for election to the Board at the Company’s 2016 Annual Meeting and agreed to vote its shares in support of all four of our director nominees that had been up for reelection. Further, subject to the terms of the agreement, we agreed to add a new Board member mutually acceptable to the Company and Barington to fill the vacancy created by the resignation of long-time Board member Mr. Peter Ezersky. On July 7, 2016, Jennifer Deason was appointed to the Board as part of the agreement.

INFORMATION CONCERNING SOLICITATION AND VOTING
This proxy statement is furnished to the stockholders of record of DHI Group, Inc., a Delaware corporation, in connection with the solicitation by the Company’s Board of Directors of proxies for the 2017 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Marriott Residence Inn Times Square, 1033 Avenue of the Americas, New York, New York 10018 on Friday April 28, 2017, at 9:00 a.m., local time, and at any adjournments or postponements thereof, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. In this proxy statement, we refer to DHI Group, Inc. as the “Company,” “we” or “us.”
This proxy statement and accompanying proxy and voting instructions are first being mailed on or about March 23, 2017 to holders of the Company’s Common Stock, par value $0.01 (the “Common Stock”), entitled to vote at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the total number of shares of Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of any business at the Annual Meeting. Each owner of record of the Common Stock on the record date is entitled to one vote for each share. At the close of business on March 20, 2017, the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting, there were outstanding and entitled to vote 50,403,101 shares of the Common Stock, including 2,556,125 shares of unvested restricted Common Stock. The shares of Common Stock are publicly traded on the New York Stock Exchange (the “NYSE”) under the symbol “DHX.”
At the Annual Meeting, director nominees up for election in Proposal 1 will each be elected by a majority of the votes cast in person or by proxy. The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (Proposal 2) and the advisory approval of executive compensation (Proposal 3) will require the affirmative vote of a majority in voting power of shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Under the NYSE rules, the approval of an amendment to the 2012 Equity Plan and reapproval of the material terms of the performance goals under the 2012 Equity Plan (Proposal 4) will require the affirmative vote of a majority of votes cast at the Annual Meeting. The option available under the advisory vote on the frequency of the advisory vote on executive compensation of every one year, two years or three years (Proposal 5) that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve, on an advisory basis, the compensation of the named executive officers.
Broker non-votes and abstentions are included in determining whether a quorum is present. Broker non-votes and abstentions are not deemed to be “votes cast” with respect to the election of directors. Broker non-votes and abstentions will have no legal effect on Proposals 1, 4 and 5, and an abstention, but not a broker non-vote, will have the same legal effect as a vote “AGAINST” Proposals 2 and 3.
A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Under NYSE rules, a proposal to approve the appointment of our independent registered public accounting firm is considered a discretionary item, which means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions.
All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote.
Stockholders will have the option to submit their proxies or voting instructions electronically through the Internet, by telephone or by using a traditional proxy card. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. The deadline for voting via the Internet or by telephone is 11:59 P.M., Eastern Daylight Time, on April 27, 2017. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that would be borne by the stockholder.
Any stockholder of record may revoke a proxy at any time before it is voted by filing with the Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or duly executed proxy, in either case dated later than the prior proxy relating to the same shares, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy).
Any written notice of revocation or subsequent proxy should be delivered to DHI Group, Inc., 1040 Avenue of the Americas, 8th Floor, New York, NY 10018 Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, before the taking of the vote at the Annual Meeting. To revoke a proxy previously submitted via the Internet or by telephone, a stockholder may simply submit a new proxy (including by means of the Internet or by telephone) at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.
We have retained Innisfree to perform proxy solicitation services for us, involving conducting a bank/broker search, distributing proxy solicitation materials to stockholders, providing information to stockholders from the materials, and soliciting proxies by mail, courier, telephone, facsimile and e-mail. In connection with its retention, Innisfree has agreed to provide consulting and analytic services upon request. We will pay a fee not to exceed $15,000 to Innisfree, plus out-of-pocket expenses for these services.
If you have any questions or require any assistance with voting your shares, please contact Innisfree at:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022

Stockholders call toll-free: (888) 750-5834
Banks and brokers call collect: (212) 750-5833

DIRECTORS AND CORPORATE GOVERNANCE
Board Structure
Composition of our Board of Directors
Prior to September 2013, our Board consisted of seven directors, and it is currently comprised of ten directors. Mr. Durney joined the Board of Directors in September 2013, upon his appointment to President and Chief Executive Officer. Since the beginning of 2014, we have added the following directors:

Name	Title	Company	Director Since
Brian Schipper	Chief People Officer	Yext	February 2014
Carol Carpenter	Vice President of Product Marketing	Google Cloud	May 2014
Burton M. Goldfield	President and Chief Executive Officer	TriNet	December 2014
Jim Friedlich	Executive Director and CEO	The Lenfest Institute for Journalism	January 2015
Jennifer Deason	Executive Vice President, Global Strategy and Corporate Development	Sotheby’s	July 2016
On January 31, 2016, Peter Ezersky, our Board Chairman, resigned from the Board. On February 1, 2016, Mr. Barter became Chairman of the Board.
The Board met ten times during fiscal 2016. Each director attended at least 75% of all of the meetings of the Board and committees on which he or she served. Under the Company’s Corporate Governance Guidelines, each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending annual and special meetings of the stockholders of the Company and meetings of the Board and committees of which he or she is a member. Seven of the Company’s directors attended the Company’s 2016 Annual Meeting of Stockholders.
Our by-laws provide that our Board will consist of no less than five and no more than 20 persons. The exact number of members on our Board of Directors will be determined from time to time by resolution of a majority of our full Board.

Our Board is divided into three classes, with each class serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Mr. Gordon and Mses. Carpenter and Deason are currently serving as Class I directors (with a term expiring at the 2017 Annual Meeting). Messrs. Durney and Friedlich and Ms. Sheikholeslami are currently serving as Class II directors (with a term expiring at the 2018 Annual Meeting). Messrs. Barter, Melland, Schipper and Goldfield are currently serving as Class III directors (with a term expiring at the 2019 Annual Meeting).
Set forth below is information relating to the Company’s directors, including the Class I Directors who are nominated for election at the Annual Meeting.

					Committee Membership
Name	Age	Director Since	Position	Standing for Election	AC	CC	N&CG
Michael P. Durney	54	2013	Director, President and Chief Executive Officer
John W. Barter(1)(2)(3)	70	2007	Director, Chairman				X
Scot W. Melland	54	2001	Director
David S. Gordon(4)	75	2006	Director				X
Golnar Sheikholeslami	49	2012	Director		X	X
Brian Schipper(5)	56	2014	Director			X
Carol Carpenter	49	2014	Director	X			X
Burton M. Goldfield	61	2014	Director		X
Jim Friedlich	60	2015	Director			X
Jennifer Deason(6)	41	2016	Director	X	X
AC - Audit Committee
CC - Compensation Committee
N&CG - Nominating and Corporate Governance Committee

(1)	Class III Director who became Chairman effective February 1, 2016. Mr. Ezersky (the former Chairman) resigned from the Board effective January 31, 2016.

(2)	Chairman of the Nominating and Corporate Governance Committee effective February 1, 2016. Mr. Ezersky (the former Chairman) resigned from the Board effective January 31, 2016.

(3)	Chairman of the Audit Committee until October 26, 2016 and member of the Audit Committee until December 31, 2016.

(4)	Mr. Gordon is a Class I Director who will not stand for election at the 2017 Annual Meeting.

(5)	Chairman of the Compensation Committee.

(6)	Chairperson of the Audit Committee effective October 27, 2016. Mr. Barter served as the Chairman of the Audit Committee until October 26, 2016.

Michael P. Durney has been President and Chief Executive Officer, as well as a director of the Company, since September 2013. Mr. Durney joined our predecessor, Dice Inc., in May 2000 as the Company’s Chief Financial Officer and held that position, as well as other operating roles, until he became President and CEO. Previously, Mr. Durney had strategic and operational leadership responsibility for all of our industry-focused services, including eFinancialCareers, Health Callings and Rigzone, the latter he led since the acquisition in 2010. Prior to joining the Company, he held the position of Vice President and Controller of USA Networks, Inc. (now known as IAC/InterActiveCorp.) from 1998 to 2000. Mr. Durney’s previous experience includes being the Chief Financial Officer of Newport Media, Inc. from 1996 to 1998, Executive Vice President, Finance of Hallmark Entertainment, Inc. from 1994 to 1996, and Vice President, Controller of Univision Television Group, Inc. from 1989 to 1994. Mr. Durney started his finance career at the accounting firm of Arthur Young & Company in 1983 and is a licensed Certified Public Accountant in the state of New York. Mr. Durney holds a B.S. degree in accounting from the State University of New York in Oswego, where he is the Chair of the Advisory Council of the School of Business and Chair of the board of directors of the Oswego College Foundation. Mr. Durney was appointed to serve on the Board of Directors because his day to day leadership as our President and Chief Executive Officer provides him with intimate knowledge of the Company’s business, business strategy and its industry.
John W. Barter has been Chairman of the Board of Directors and Chairman of the Nominating and Corporate Governance Committee since February 1, 2016, having served as a director since April 2007. From 1988 to 1994, he was Senior Vice President and Chief Financial Officer of AlliedSignal, Inc., now known as Honeywell International, Inc., an advanced technology and manufacturing company. From October 1994 until his retirement in December 1997, Mr. Barter was Executive Vice President of AlliedSignal, Inc. and President of AlliedSignal Automotive. After retiring from AlliedSignal, Inc.,

Mr. Barter served briefly as Chief Financial Officer of Kestrel Solutions, Inc., a privately-owned early stage company established to develop and bring to market a new product in the telecommunications industry, from January 2000 to May 2001. Mr. Barter also serves on the boards of directors of Quality Tech, L.P. and Engility Holdings, Inc. Mr. Barter was appointed to serve as our Chairman based on the leadership he has demonstrated on our Board and was appointed to serve on our Board based on his broad and extensive experience serving in management roles at other companies and his service on the board of directors of other public companies, both of which we believe enable him to provide effective oversight to our Board.
Scot W. Melland has been a director of DHI Group, Inc., since 2005.  Mr. Melland currently serves as an Industry Advisor in the Technology/Media/Telecom Group of Warburg Pincus LLC, a global private equity firm. From April 2001 through September 2013, Mr. Melland was President and Chief Executive Officer and a Director of DHI Group, Inc. and its predecessor, Dice Inc. He also served as Chairman of the Board from July 2007 through September 2013. Prior to joining the Company, Mr. Melland was President and Chief Executive Officer of Vcommerce Corporation, an ecommerce software company (now Channel Intelligence/Google) from 1999 to 2001. From 1996 to 1999, he was Senior Vice President-Interactive Services for Cendant Corporation (now Affinion Group). From 1993 to 1996, Mr. Melland served as Vice President, Investments and Alliances for Ameritech (now AT&T). Mr. Melland began his career as a consultant, joining McKinsey & Company in 1985. He is a member of the board of directors of MultiView, Inc., a B2B digital marketing company, and is a Social Venture Partner in Connecticut. He holds a B.S. in Economics from the University of Pennsylvania and an M.B.A. from Harvard Business School. Mr. Melland’s extensive experience in online recruiting, digital marketing and software brings a unique and valuable perspective to the Board of Directors.
David S. Gordon has been a director since December 2006 and is Principal of Gordon Advisory, LLC, a strategy consultancy. He was the Chief Executive Officer and a director of the Milwaukee Art Museum from October 2002 until February 2008. Before that, he was the Secretary (Director) of the Royal Academy of Arts in London for six years. He also spent 12 years as the Chief Executive Officer of The Economist Newspaper Ltd. He was associated with eFinancialNews for 10 years, first as a consultant and then as non-executive chairman and oversaw the sale of eFinancialCareers to the Company in 2006. Mr. Gordon also serves on the board of directors of Profile Books Ltd., and is a trustee and Treasurer of the American Folk Art Museum and a trustee of the Wende Museum of the Cold War, and the Vice President of the Sierre Madre Playhouse. Mr. Gordon was appointed to serve on our Board based on his prior association with and intimate knowledge of eFinancialCareers and his experience as a chief executive officer.
Golnar Sheikholeslami has been a director since September 2012. Since May 2014, Ms. Sheikholeslami has served as the Chief Executive Officer and President of Chicago Public Media. Ms. Sheikholeslami was the Executive Vice President and Chief Product Officer of Everyday Health, Inc., a new media health company, from July 2010 through March 2013. Prior to joining Everyday Health, she worked for The Washington Post from 2002 to 2010 where Ms. Sheikholeslami held several positions of increasing authority culminating as Vice President and General Manager of digital operations. In that role, she was responsible for the overall strategic direction, product development, innovation, technology and day-to-day operations for the company’s digital properties. Previously, Ms. Sheikholeslami led Condé Nast’s Style.com as Senior Vice President and Managing Director from 2000 to 2002, after joining the company in 1997. Ms. Sheikholeslami holds an MBA from the Darden School of Business at the University of Virginia and a B.S. from Georgetown University. Ms. Sheikholeslami also serves on the board of directors of National Public Radio, Inc. Ms. Sheikholeslami’s significant experience in advertising supported businesses, online content businesses and leading digital businesses provides helpful and unique expertise to the Company.
Brian (Skip) Schipper has been a director since February 2014. Since May 2016, Mr. Schipper has served as the Chief People Officer for Yext, Inc. From January 2014 to March 2016, Mr. Schipper led Human Resources at Twitter. Prior to joining Twitter, Mr. Schipper was the Chief Human Resources Officer at Groupon from June 2011 to January 2014, where he oversaw the HR and administrative organization globally and was integral in building the infrastructure to support its global expansion efforts. Mr. Schipper was the Chief Human Resources Officer at Cisco Systems from October 2006 to June 2011. He has held executive level human resources and administrative roles at Microsoft, DoubleClick, Pepsico, Compaq and Harris Corporation. Mr. Schipper holds an MBA from Michigan State University and a B.A. from Hope College. Mr. Schipper’s extensive industry experience and his human resources expertise is a great combination to help our Board guide our strategy.
Carol Carpenter has been a director since May 2014. Ms. Carpenter serves as the Vice President of Product Marketing for Google Cloud, leading the strategic and operational go-to-market for its business-oriented product. From 2015 to 2016, Ms. Carpenter served as the Chief Executive Officer of ElasticBox Inc., which develops and offers solutions that enable organizations to deploy and manage agile applications for any cloud infrastructure. From 2013 to 2014, she led all marketing initiatives at ClearSlide, a high-growth business-to-business sales platform, and from 2006 to 2012, Ms. Carpenter was General Manager of the Consumer and Small Business Units for Trend Micro, a global security company. A technology industry veteran, Ms. Carpenter has held previous marketing leadership roles at both startups and public companies, including Keynote Systems, Enviz, Tumbleweed and Apple. Ms. Carpenter earned a bachelor’s degree at Stanford University and her Masters

Degree from the Harvard Business School. Ms. Carpenter serves as a mentor for the HBS Women in Technology group, as a board member of Monte Jade, and also advises a few startups in both the consumer and business-to-business segments. Ms. Carpenter’s significant marketing experience in technology businesses provides helpful and unique expertise to our Board.
Burton M. Goldfield has been a director since December 2014. Since March 2008, Mr. Goldfield has served as President and Chief Executive Officer at TriNet (NYSE: TNET), which provides employers with HR solutions, including bundled HR products, additional cloud products and strategic services. Mr. Goldfield has extensive experience in sales, operational, and technology leadership positions and is known for driving product innovation and business growth. Prior to TriNet, Mr. Goldfield was the Chief Executive Officer of Ketera Technologies. Previously, he held executive level roles at Hyperion Solutions Corporation and IBM Corporation’s Rational Software division. Mr. Goldfield holds a Bachelor of Science degree from Syracuse University and an MBA from Villanova University. Mr. Goldfield’s significant experience in operational, sales, and technology leadership positions provides helpful perspective to our Board.
Jim Friedlich has been a director since January 2015. Since September 2016, Mr. Friedlich has served as the Chief Executive Officer and Executive Director of The Lenfest Institute of Journalism. Mr. Friedlich co-founded Empirical Media Advisors in 2011 and served as its Chief Executive Officer since 2014. In 2001, he co-founded the private equity firm of ZelnickMedia and was a general partner there until 2011, specializing in equity-backed turnarounds and restructuring media companies. Earlier in his career, Mr. Friedlich served as VP of Business Development - Digital Publishing and Vice President of International Sales, Marketing and Business Development at Dow Jones & Company/The Wall Street Journal. Mr. Friedlich attended Dartmouth College, earned an MBA from the Stanford University School of Business and a B.A. from Wesleyan University. Mr. Friedlich brings insight to our Board based on his experience in the private equity field and his focus on media.
Jennifer Deason has been a director since July 2016. Ms. Deason serves as Executive Vice President, Head of Corporate Development and Strategy with Sotheby’s. She was previously an Executive Vice President at Bain Capital, where she partnered with CEOs and other senior level executives to improve company performance and drive transformations through strategic initiatives and performance management. While at Bain, Ms. Deason served in several interim operating roles such as President, Chief Marketing Officer and Chief Financial Officer and was a board member of several portfolio companies. She served as Interim Chief Financial Officer at the Weather Channel, where she worked to reposition the organization from a more traditional TV media company towards a data-focused, mobile-first advertising platform, prior to the sale of the digital and B2B businesses to IBM. Ms. Deason holds an MBA from Stanford University and a B.A. from Yale University, and is closely involved in both schools. She is also on the Board of Trustees at the Massachusetts Museum of Contemporary Art. Ms. Deason’s significant experience in financial and other operating roles, as well as her experience in the private equity field, provide helpful perspective to our Board. The Board has also considered Ms. Deason’s prior financial experience, including her work as an interim Chief Financial Officer, which was instrumental in her being selected to serve as Chairperson of the Audit Committee.
Director Independence
We have determined that Mses. Sheikholeslami, Carpenter and Deason and Messrs. Barter, Gordon, Schipper, Goldfield, and Friedlich are independent as such term is defined by the applicable rules and regulations of the NYSE for purposes of serving on our Board. Additionally, each of these directors meets the categorical standards for independence established by our Board, as set forth in our Corporate Governance Guidelines, which are posted on our website.
Board Leadership Structure
Mr. Durney became President and Chief Executive Officer and a director of the Company on September 30, 2013, and Mr. Barter became Chairman of the Board on February 1, 2016. The Board has determined that having an independent director serve as Chairman is in the best interest of the Company’s stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on strategic matters and the management of the Company’s day-to-day operations.
We have independent Board members who bring experience, oversight and expertise from outside the Company and our industry. The Board meets as necessary in executive sessions of the non-management directors. At any such executive sessions, the non-management directors take turns serving as the presiding director as provided in the Company’s Corporate Governance Guidelines.

Corporate Governance
Required Certifications
The Company has filed with the Securities and Exchange Commission (the “Commission”), as exhibits to its Annual Report on Form 10-K, the certifications required by its Chief Executive Officer and Chief Financial Officer under Section 302 of the Sarbanes-Oxley Act of 2002. The Company has also timely submitted to the NYSE the Section 303A Annual CEO Certification for 2016, and such certification was submitted without any qualifications.
Committees of the Board
Our Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The following is a brief description of these committees.
Audit Committee
The members of the Audit Committee are:
Jennifer Deason (Chairperson)
Golnar Sheikholeslami
Burton M. Goldfield

In addition to the current members of the Audit Committee listed above, Mr. Barter served on the Audit Committee during 2016, but stepped down from the committee effective December 31, 2016. The Audit Committee met seven times during fiscal 2016. Our Audit Committee assists the Board in monitoring the audit of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our audit function and independent registered public accounting firm, our oversight of Company risk, and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee also reviews and approves related-party transactions as required by the rules of the NYSE. The authority and responsibility of the Audit Committee is further set forth in its charter, which is available under the Investors section of our website and in print to any stockholder who requests a copy from the Corporate Secretary.
Ms. Deason qualifies as an “audit committee financial expert” under the rules of the Commission implementing Section 407 of the Sarbanes-Oxley Act of 2002. Mses. Deason and Sheikholeslami and Mr. Goldfield meet the independence and the experience requirements of the NYSE and the federal securities laws.
Audit Committee Report
The charter of the Audit Committee, which is available under the Investors section of our website, specifies that the purpose of the Audit Committee is to assist the Board in its oversight of:

•
the accounting and financial reporting processes of the Company, including the integrity of the financial statements and other financial information provided by the Company to its stockholders, the public, any stock exchange and others;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s independent registered public accounting firm’s qualifications and independence;

•	the audit of the Company’s financial statements; and

•
the performance of the Company’s internal audit function and independent registered public accounting firm, and such other matters as shall be mandated under applicable laws, rules and regulations as well as listing standards of the NYSE.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•
supervises the relationship between the Company and its independent registered public accounting firm, including having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accounting firm; and

•
oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interest and review of the Company’s internal auditing program.

The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the Company’s independent registered public accounting firm, the Company’s internal auditors, the Company’s Chief Financial Officer and the Company’s General Counsel.
The Audit Committee periodically reviews the performance of the Company’s independent registered public accounting firm to determine if the current firm should be retained.
Management is responsible for the Company’s financial reporting process, including the Company’s internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. Deloitte & Touche LLP, as the Company’s independent registered public accounting firm, is responsible for auditing those financial statements and expressing its opinion as to the fairness of the financial statement presentation in accordance with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review this process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to the Audit Committee and on the representations made by management and the independent registered public accounting firm.
As part of its oversight of the preparation of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During fiscal 2016, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), (which supersedes Statement on Auditing Standards No. 61), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with Deloitte & Touche LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Deloitte & Touche LLP to the Audit Committee required by applicable requirements of the Public Company Accounting Oversight Board.
In addition, the Audit Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.
Taking all of these reviews and discussions into account, the undersigned Audit Committee members recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the Commission.
The members of the Audit Committee submitting this report include:
Jennifer Deason (Chairperson)
Golnar Sheikholeslami
Burton M. Goldfield
Nominating and Corporate Governance Committee
The members of the Nominating and Corporate Governance Committee are:
John W. Barter (Chairman)
David S. Gordon
Carol Carpenter
The Nominating and Corporate Governance Committee met five times in 2016. The Nominating and Corporate Governance Committee selects, or recommends that the Board select, candidates for election to our Board, develops and recommends to the Board corporate governance guidelines that are applicable to us and oversees director and management evaluations. The Nominating and Corporate Governance Committee is charged with setting the agenda for each Board meeting. The Nominating and Corporate Governance Committee also is responsible for working with the CEO to coordinate succession planning for key management positions at the Company, including the CEO position. The authority and responsibility of the Nominating and Corporate Governance Committee is further set forth in its charter, which is available under the Investors section of our website and in print to any stockholder who requests a copy from the Corporate Secretary.

With respect to director nominees, the Nominating and Corporate Governance Committee, currently chaired by Mr. Barter, (i) identifies individuals qualified to become members of the Board (consistent with criteria approved by the Board), (ii) reviews the qualifications of any such person submitted to be considered as a member of the Board by any stockholder or otherwise, (iii) conducts background checks of individuals the Nominating and Corporate Governance Committee intends to recommend to the Board as director nominees, and (iv) selects, or recommends that the Board select, the director nominees for the next annual meeting of stockholders or to fill in vacancies on the Board. The Nominating and Corporate Governance Committee considers stockholder recommendations of qualified nominees when such recommendations are submitted in accordance with the procedures described in the Company’s by-laws. In identifying and reviewing qualifications of candidates for membership on the Board, the Nominating and Corporate Governance Committee evaluates all factors which it deems appropriate, including the requirements of the Company’s Corporate Governance Guidelines and the other criteria approved by the Board.
Pursuant to the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will seek members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The assessment of candidates for the Board includes an individual’s independence, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. The Nominating and Corporate Governance Committee assesses the effectiveness of its diversity policy set forth in the Corporate Governance Guidelines annually in connection with the nomination of directors for election at the annual meeting of stockholders.
In 2014, we amended our Corporate Governance Guidelines to provide that no person will be nominated by the Board to serve as a director after he or she has passed his or her 72nd birthday, unless the Nominating and Corporate Governance Committee has recommended to the Board, and the Board has voted, on an annual basis, to waive, or continue to waive, the retirement age of such person as a director as a result of the Committee’s and the Board’s affirmative determination that he or she provides an important and distinctive value in his or her role as a director. The composition of the current Board reflects diversity in business and professional experience, skills, gender, and age.
The Nominating and Corporate Governance Committee undertook a process beginning in 2013 to identify and retain new Board members who would enhance the composition of the Board. As a result of this process, Mr. Schipper joined the Board in February 2014, Ms. Carpenter joined the Board in May 2014, Mr. Goldfield joined the Board in December 2014, Mr. Friedlich joined the Board in January 2015, and Ms. Deason joined the Board in July 2016.
Compensation Committee
The members of the Compensation Committee are:
Brian (Skip) Schipper (Chairman)
Jim Friedlich
Golnar Sheikholeslami
The Compensation Committee met five times in 2016. The Compensation Committee reviews and recommends policies relating to compensation and benefits of our directors and employees and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our Compensation Committee also administers the issuance of awards under our equity incentive plans. The authority and responsibility of the Compensation Committee is further set forth in its charter, which is available under the Investors section of our website and in print to any stockholder who requests a copy from the Corporate Secretary. For further information on the Compensation Committee’s engagement of a compensation consultant and the role of our executive officers in determining or recommending the amount or form of executive and director compensation, please see the “Compensation Discussion & Analysis—Benchmarking” and “Compensation Discussion & Analysis—Management’s Role in the Compensation-Setting Process” sections below.
Compensation Risks
The Compensation Committee has reviewed the Company’s compensation policies and practices for all employees, including our executive officers, as they relate to risk management practices and risk-taking incentives and has determined that there are no risks arising from these policies and practices that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee considers that our compensation programs incorporate several features which promote the creation of long-term value and reduce the likelihood of excessive risk-taking by our employees. These features include: (i) a balanced mix of cash and equity, annual and longer-term incentives, and types of performance metrics, (ii) the ability of the Compensation Committee to exercise negative discretion over all incentive program payouts, (iii) performance targets for incentive compensation that include both objective Company performance targets (such as revenue and Adjusted EBITDA targets) and individual performance goals, (iv) time-based vesting of equity awards that encourages long-term retention, (v) a bonus pool for the majority of non-executive employees that is capped at an amount equal to a small percentage of each employee’s annual base salary, and (vi) internal controls on commissions paid to employees in the sales division.

It is also our policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive.
Compensation Committee lnterlocks and Insider Participation
None of the members of the Compensation Committee have ever served as an officer or employee of the Company. During 2016, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the board or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board or our Compensation Committee.
Corporate Governance Guidelines and Code of Conduct and Ethics
The Board has adopted Corporate Governance Guidelines, which set forth a flexible framework within which the Board, assisted by its committees, directs the affairs of the Company. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board, director independence, stock ownership by directors and compensation of directors, management succession and review, Board committees and selection of new directors. A copy of the Company’s Corporate Governance Guidelines is available under the Investors section of our website and in print to any stockholder who requests a copy from the Corporate Secretary.
The Company has also adopted a Code of Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. A copy of the Company’s Code of Conduct and Ethics is available under the Investors section of our website and in print to any stockholder who requests a copy from the Corporate Secretary. If the Company amends or waives the Code of Conduct and Ethics with respect to the directors, Chief Executive Officer, Chief Financial Officer or principal accounting officer, it will post the amendment or waiver at the same location on its website.
Risk Management
The Board has an active role in overseeing the Company’s risk management. The Board regularly reviews information presented by management regarding the Company’s business and operational risks, including relating to security, privacy, credit and liquidity. The Board committees also play an active role in managing the Company’s risk. The Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor, control and manage such exposures. The Audit Committee reviews and discusses at least annually the Company’s code of ethics and procedures in place to enforce the code of ethics and, if there were any amendment or waiver requests relating to the Company’s code of ethics for the chief executive officer or senior financial officers, would review and make a determination on such requests. In addition, the Audit Committee reviews related party transactions and potential conflicts of interest related thereto. The Compensation Committee reviews the Company’s overall compensation program and its effectiveness at linking executive pay to performance and aligning the interests of our executives and our stockholders. The Nominating and Corporate Governance Committee manages risks associated with director independence. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company has adopted a written Related Person Transaction Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for the implementation and compliance with this policy.
For the purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship which has been reviewed and approved by our Board of Directors or Compensation Committee.
Our policy requires that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, our

Audit Committee may only approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.
Our policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will also make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The table below sets forth, as of March 10, 2017, information with respect to the beneficial ownership of our Common Stock by:

•	each of our directors and each of the executive officers named in the Summary Compensation Table under “Executive Compensation”;

•	each person or group who is known to be the beneficial owner of more than 5% of any class or series of our capital stock; and

•	all of our directors and executive officers as a group.
The amounts and percentages of Common Stock beneficially owned are reported on the basis of the regulations of the Commission governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Name and Address of Beneficial Owners	Shares of Common Stock Beneficially Owned
	Outright Ownership	Common Stock underlying vested and exercisable options or options becoming vested and exercisable within 60 days	Unvested Restricted Shares	Total Number of Shares	Percentage of Class
5% Stockholders
BlackRock, Inc.(1)	5,624,179	n.a.	n.a.	5,624,179	11.8%
Sterling Capital Management LLC(2)	4,770,844	n.a.	n.a.	4,770,844	10.0%
The Vanguard Group(3)	4,339,906	n.a.	n.a.	4,339,906	9.1%
Dimensional Fund Advisors LP(4)	3,365,592	n.a.	n.a.	3,365,592	7.0%

Directors and Executive Officers
Michael P. Durney(5)(6)	597,334	451,875	300,000	1,349,209	2.8%
Luc Grégoire(5)(7)	—	—	80,175	80,175	*
Shravan Goli(5)(8)	64,839	122,500	108,750	296,089	*
Pamela Bilash(5)(9)	21,800	22,500	54,375	98,675	*
James E. Bennett(5)(10)	80,007	130,000	68,750	278,757	*
John J. Roberts(7)	—	—	—	—	*
Scot W. Melland(5)	284,852	—	16,000	300,852	*
John W. Barter(5)	73,300	42,094	16,000	131,394	*
David S. Gordon(5)	214,342	—	16,000	230,342	*
Brian Schipper(5)	25,700	—	16,000	41,700	*
Golnar Sheikholeslami(5)	23,200	—	16,000	39,200	*
Carol Carpenter(5)	7,466	—	16,000	23,466	*
Burton M. Goldfield(5)	15,200	—	16,000	31,200	*
Jennifer Deason(5)	—	—	12,700	12,700	*
Jim Friedlich(5)	14,700	—	16,000	30,700	*
All current directors and executive officers as a group (18 persons)	1,701,452	925,219	879,625	3,506,296	7.2%

*	Less than 1%

(1)
Based solely on a Schedule 13G filed with the SEC on January 12, 2017. BlackRock, Inc. is the beneficial owner of 5,624,179 shares of the Common Stock. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)
Based solely on a Schedule 13G filed with the SEC on January 26, 2017. Sterling Capital Management LLC (“Sterling”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,770,844 shares of the Common Stock. The business address for Sterling is 4350 Congress Street, Suite 1000, Charlotte, NC 28209.

(3)	Based solely on a Schedule 13G filed with the SEC on February 9, 2017. The Vanguard Group (“Vanguard”), 100
Vanguard Blvd., Malvern, Pennsylvania 19355, is the beneficial owner of 4,239,034 shares of the Common Stock.
Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 95,272 shares or .19% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 5,600 shares or .01% of the Common
Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(4)
Based solely on a Schedule 13G filed with the SEC on February 9, 2017. Dimensional Fund Advisors LP (“Dimensional”) is the beneficial owner of 3,365,592 shares of the Common Stock. The business address for Dimensional is Building One, 6300 Bee Cave Rode, Austin, TX 78746. Dimensional serves as investment manager or sub-adviser to certain other commingled funds, group trust and separate accounts (“Funds”). All securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(5)	Such person’s business address is c/o DHI Group, Inc., 1040 Avenue of the Americas, 8th floor, New York, NY 10018.

(6)	The total amount excludes shares underlying 333,334 unvested PSUs.

(7)	Mr. Grégoire became the Chief Financial Officer when he joined the Company in November 2016. Mr. Roberts served as Chief Financial Officer through August 2016.

(8)	The total amount excludes shares underlying 86,667 unvested PSUs.

(9)	The total amount excludes shares underlying 60,000 unvested PSUs.

(10)	The total amount excludes shares underlying 75,000 unvested PSUs.

Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth information required by this item as of December 31, 2016 regarding compensation plans under which the Company’s equity securities are authorized for issuance:

	(a)	(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category
Equity compensation plans approved by security holders	1,779,613	$8.46	2,329,895
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	1,779,613	$8.46	2,329,895
Section 16(a) Beneficial Ownership Reporting Compliance
Based upon a review of filings with the Commission and written representations that no other reports were required, we believe that all of our directors, executive officers and beneficial owners of more than 10% of our Common Stock complied during fiscal year 2016 with the reporting requirements of Section 16(a) of the Exchange Act, with the exception of the following individuals, who, due to administrative error, each filed one late report relating to one transaction: Pamela Bilash and Klavs Miller.

ITEMS TO BE VOTED ON
Proposal 1: Election of Directors
The current term of office of the Company’s Class I Directors expires at the 2017 Annual Meeting. The Board proposes that the following nominees, both of whom are currently serving as directors, be elected for a new term of three years or until their successors are duly elected and qualified. Both of the nominees have consented to serve if elected. If either of them becomes unavailable to serve as a director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. See “Directors and Corporate Governance—Board Structure—Composition of our Board of Directors,” for a full biography of each nominee.

Carol Carpenter
Jennifer Deason
Directors are elected by a majority of the votes cast with respect to a director nominee. For more information regarding voting in director elections, see the sections of the proxy statement entitled “Proxy Statement Summary” and “Information Concerning Solicitation and Voting.”
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE PERSONS NOMINATED BY THE BOARD.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP in fiscal 2016 are described below under “Principal Accounting Fees and Services.”
Deloitte & Touche LLP, an independent registered public accounting firm, has served as the Company’s auditors since the Company’s incorporation in 2005. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.
Stockholder approval is not required for the selection of Deloitte & Touche LLP since the Audit Committee has the responsibility for the selection of auditors. However, the selection is being submitted for approval at the Annual Meeting. In the event the stockholders do not ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal 2017, the selection will be reconsidered by the Audit Committee and the Board. Even if the selection of Deloitte & Touche LLP is ratified by our stockholders, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of a majority in voting power of shares of Common Stock present in person or represented by proxy and entitled to vote is needed to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017.

Policy for Approval of Audit and Permitted Non-Audit Services
The Audit Committee has adopted a policy governing the pre-approval by the Audit Committee of all services, audit and non-audit, to be provided to the Company by its independent registered public accounting firm. Under the policy, the Audit Committee has the sole authority to review in advance and grant pre-approvals of (i) all auditing services to be provided by the Company’s independent registered public accounting firm and (ii) all non-audit services to be provided by such firm. The Audit Committee also has the authority to approve all fees and other terms of engagement and the ability to set a cap on fees for the requisite period. The Audit Committee may delegate its authority to pre-approve services to a designated member of the Audit Committee, so long as the decisions made by such member are ratified by the Audit Committee at a subsequent meeting. Under the policy, the Audit Committee has generally pre-approved the provision by the Company’s independent registered public accounting firm of specific audit, audit related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence.
Principal Accounting Fees and Services
The firm of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) conducted the 2016 and 2015 audits of the Company’s financial statements. Fees billed by the Deloitte Entities to the Company for services provided during the 2016 and 2015 fiscal years were as follows:

	Fiscal 2016	Fiscal 2015
Audit fees(1)	$530,000	$505,000
Audit-related fees(2)	10,000	65,000
Tax fees	—	—
All Other fees	—	—
Total fees for services provided	$540,000	$570,000

(1)
Audit fees are fees billed by the Deloitte Entities for professional services for the audit of the Company’s annual financial statements and the audit of internal control over financial reporting. Audit fees also include fees billed for professional services for the review of financial statements included in the Company’s quarterly reports on Form 10-Q and for services that are normally provided by the Deloitte Entities in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees are fees billed by the Deloitte Entities for assurance and related services that are related to the performance of the audit or review of the Company’s financial statements and are not reported as audit fees in (1) above. These services include in 2016, fees related to securities matters, and in 2015, a portion of the transactional fees related to the Quadrangle Block Sale.

Proposal 3: Advisory Vote with Respect to the Compensation of our Named Executive Officers
We are committed to strong corporate governance. As part of this commitment, we provide our stockholders with the opportunity to cast an annual “Say-on-Pay” advisory vote on our named executive officer (“NEO”) compensation. In compliance with Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are submitting to our stockholders for approval a non-binding resolution to ratify NEO compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this Proxy Statement.
We believe that both we and our stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. This proposal gives our stockholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the Company’s named executive officer compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in the Proxy Statement for this meeting.”

In considering your vote, you are encouraged to read “Executive Compensation,” the accompanying compensation tables, and the related narrative disclosure. Because your vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.
Proposal 4: Approval of an Amendment to the Dice Holdings, Inc. 2012 Omnibus Equity Award Plan (the “2012 Equity Plan”) and Reapproval of the Performance Goals Under the 2012 Equity Plan
The Board of Directors has previously adopted and our stockholders have previously approved the Dice Holdings, Inc. 2012 Omnibus Equity Award Plan (the “2012 Equity Plan”). Subject to the approval of our stockholders, the Compensation

Committee on March 10, 2017 adopted an amendment (the “Amendment”) to the 2012 Equity Plan to: (i) update the name of the 2012 Equity Plan to the DHI Group, Inc. 2012 Omnibus Equity Award Plan; (ii) increase the number of shares of Common Stock available for issuance under the 2012 Equity Plan; (iii) impose annual limits on the value of awards that can be issued to non-employee directors under the 2012 Equity Plan for service on our Board; and (iv) permit withholding up to the maximum statutory amount. In this proposal, we are asking our stockholders to approve the 2012 Equity Plan, as proposed to be amended by the Amendment, and to reapprove the material terms of the performance goals for performance-based awards under the 2012 Equity Plan pursuant to Section 162(m) of the Internal Revenue Code.
Highlights of the Amendment
In addition to updating the name of the 2012 Equity Plan, the Amendment makes three changes to the 2012 Equity Plan:
Addition of 3,000,000 Shares to Fund the 2012 Equity Plan. The 2012 Equity Plan currently provides that the total number of shares of Common Stock that may be issued thereunder may not exceed 4,000,000 in the aggregate. Additionally, 2,239,044 shares were transferred from the Dice Holdings, Inc. 2007 Equity Award Plan and the Dice Holdings, Inc. 2005 Omnibus Stock Plan (the “Prior Plans”) bringing the total shares available at the 2012 Equity Plan’s inception to 6,239,044. As of March 10, 2017, under the 2012 Equity Plan there were a total of 1,531,577 shares available for future issuance and 5,779,039 shares granted, net of forfeitures. In addition, 1,071,572 shares withheld for tax were added back to the 2012 Equity Plan. As of March 10, 2017, the 2012 Equity Plan included 3,562,754 shares of unvested restricted stock and PSUs and 1,357,616 of unexercised stock options. On March 10, 2017, our Compensation Committee unanimously approved and recommended that our Board approve an amendment to the 2012 Equity Plan to increase by 3,000,000 the number of shares of Common Stock available for future issuance. We expect the 3,000,000 additional shares to be sufficient funding under the 2012 Equity Plan for approximately 3 years. On March 15, 2017, our Board considered our Compensation Committee’s unanimous recommendation in favor of such amendment and the factors considered by our Compensation Committee, and based on the foregoing, our Board approved the amendment to the 2012 Equity Plan, subject to stockholder approval. Our Compensation Committee and our Board believe that equity compensation plays an important role in our compensation program by aligning the interests of the participants in our compensation programs with those of our stockholders, and therefore, it is essential for our Company to have a sufficient number of reserved shares available for issuance under our equity compensation plans.
If this Proposal 4 is approved by our stockholders, there will be a total of 7,000,000 shares of Common Stock authorized for issuance under the 2012 Equity Plan, of which, as of March 10, 2017, there would be 4,531,577 shares of Common Stock available for future issuance. Our Compensation Committee and our Board believe that the proposed increase will provide a sufficient number of available shares of Common Stock for future granting needs to help our Company achieve the purposes of the 2012 Equity Plan. Our Compensation Committee reviewed our historical and prospective usage of equity to determine the number of shares we will most likely require for future compensation purposes for the next three years. This review took into account shares remaining in the 2012 Equity Plan, potential shares that may become issuable in the future based on performance, including year-to-date accruals under our current programs, and the effect of new hires as our Company continues to grow. Our Compensation Committee also considered our prospective equity usage relative to our peers.
Limitation on awards granted to non-employee directors for service on the Board. We are proposing to add a limit so that the aggregate amount of awards that a non-employee director may be granted under the 2012 Equity Plan for a single fiscal year, solely with respect to his or her service on our Board, may not exceed $750,000. The $750,000 limit will be based on (i) the aggregate value of all awards denominated in cash and (ii) the fair market value of all awards denominated in Common Stock, in each case determined on the date of grant. If a non-employee director elects to receive fees otherwise payable in cash in an award or awards denominated in Common Stock, then such fees and the award or awards received in lieu thereof shall not count against the $750,000 limit.
Permit maximum statutory withholding. We are proposing to amend the 2012 Equity Plan to provide that the Company may withhold up to the maximum statutory withholding amount that would not result in adverse accounting treatment. This change is based on a change in the applicable withholding law.
Section 162(m) Reapproval
Approval of this proposal will also constitute reapproval of the material terms of the performance goals under the 2012 Equity Plan for purposes of Section 162(m) of the Internal Revenue Code. This will have the effect of extending the period (which would otherwise expire at the Annual Meeting) during which the Company may grant awards intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code to April 28, 2022, the fifth anniversary of the date of the Annual Meeting. Section 162(m) of the Internal Revenue Code generally does not allow a publicly held company to obtain tax deductions for compensation of more than $1,000,000 paid in any year to its chief executive officer, or any of its other three most highly compensated executive officers (other than its chief financial officer), unless such payments are “performance-based” in accordance with conditions specified under Section 162(m). We have in the past and we specifically reserve our right in the future to pay compensation that is not deductible under Section 162(m) of the Internal Revenue Code.
Our executive officers and directors (including our director nominees) have an interest in this proposal as they would be eligible to receive awards under the 2012 Equity Plan.
Summary of Sound Governance Features of the 2012 Equity Plan
The Board of Directors and the Compensation Committee believe the 2012 Equity Plan contains several features that are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

•
No “evergreen” provision. The number of shares of Common Stock available for issuance under the 2012 Equity Plan is fixed and will not adjust based upon the number of shares of Common Stock outstanding.

•
Stock option exercise prices and SAR grant prices may not be lower than the fair market value on the date of grant. The 2012 Equity Plan prohibits granting stock options with exercise prices and SARs with grant prices lower than the fair market value of a share of Common Stock on the date of grant, except in connection with the issuance or assumption of awards in connection with certain mergers, consolidations, acquisitions of property or stock or reorganizations.

•
No repricing or exchange without stockholder approval. The 2012 Equity Plan prohibits the repricing of outstanding stock options or SARs without stockholder approval, except in connection with certain corporate transactions involving the Company.

•
“Clawback” provisions. The 2012 Equity Plan contains “clawback” provisions, which provide that the Compensation Committee may include in an award, that if a participant is determined by the Compensation Committee to have violated a non-compete, non-solicit, non-disclosure or other agreement or otherwise engaged in activity that is in conflict with or adverse to the interest of the Company, all rights of the participant under the plan and any agreements evidencing an award then held by the participant will terminate and be forfeited and the Compensation Committee may require the participant to surrender and return to the Company any shares received, and/or to repay any profits or any other economic value made or realized.

A copy of the Amendment and a full text of the 2012 Equity Plan is attached as Annex A to this Proxy Statement. Except for the changes outlined above, there are no other changes to the terms and provisions of the 2012 Equity Plan. The 2012 Equity Plan was amended by our Board on March 15, 2017 and is subject to the approval of our stockholders at the Annual Meeting. The Amendment to the 2012 Equity Plan was approved by our Board following its approval and recommendation by our Compensation Committee, which was advised by Compensia, our compensation consultant.
Summary of the 2012 Equity Plan Features

The following is a summary of the material terms and conditions of the 2012 Equity Plan assuming that the proposed amendment to change the name of the plan, increase the shares under the 2012 Equity Plan, include a limit on awards to non-employee directors and permit maximum statutory withholding is approved by stockholders at the Annual Meeting. Except for the foregoing, there are no other changes to the terms and provisions of the 2012 Equity Plan. This summary is qualified in its entirety by reference to the 2012 Equity Plan and the Amendment attached as Annex A to this proxy statement/prospectus. You are encouraged to read the 2012 Equity Plan and the Amendment in its entirety.

Administration. The Compensation Committee (or subcommittee thereof, if necessary for Section 162(m) of the Code) administers the 2012 Equity Plan. The Compensation Committee has the authority to determine the terms and conditions of any agreements evidencing any awards granted under the 2012 Equity Plan and to adopt, alter and repeal rules, guidelines and practices relating to the 2012 Equity Plan. The Compensation Committee has full discretion to administer and interpret the 2012 Equity Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility. Any current or prospective employees, directors, officers, consultants or advisors of the Company or its affiliates who are selected by the Compensation Committee are eligible for awards under the 2012 Equity Plan. The Compensation Committee has the sole and complete authority to determine who will be granted an award under the 2012 Equity Plan.

Number of Shares Authorized. An aggregate of 7,000,000 shares of our Common Stock will be authorized for issuance under the 2012 Equity Plan. The 2012 Equity Plan provides for an aggregate of 7,000,000 shares of our Common Stock plus any shares of our Common Stock that were available for issuance under the Prior Plans as of the date that the 2012 Equity Plan was approved by our stockholders, April 20, 2012, or that become available after that date upon cancellation or expiration of awards granted under the Prior Plans to the extent not exercised or settled to be available for awards under the 2012 Equity Plan. The following sub-limits also apply under the 2012 Plan: No more than 3,000,000 shares of our Common Stock may be issued with respect to incentive stock options under the 2012 Equity Plan. No participant may be granted awards of options and stock appreciation rights with respect to more than 2,000,000 shares of our Common Stock in any 12-month period. No more than 1,000,000 shares of our Common Stock may be granted under the 2012 Equity Plan to any participant during a performance period (or with respect to each year if the performance period is more than one year). The maximum amount payable for an individual employee or officer under the 2012 Equity Plan for any single year during a performance period is $5,000,000 (with respect to each year if the performance period is more than one year). The maximum amount payable for a non-employee director under the 2012 Equity Plan for any single fiscal year in respect of performance for such year is $750,000. Shares of our Common Stock subject to awards are generally unavailable for future grant. If any award granted under the 2012 Equity Plan expires, terminates, is canceled or forfeited without being settled or exercised, or if a stock appreciation right is settled in cash or otherwise without the issuance of shares, shares of our Common Stock subject to such award will again be made available for future grant. In addition, if any shares are surrendered or tendered to pay the exercise price of an award or to satisfy withholding taxes owed, such shares will again be available for grant under the 2012 Equity Plan; provided, in no event shall such shares increase the number of shares of our Common Stock that may be delivered pursuant to incentive stock options granted under the 2012 Equity Plan. If there is any change in our corporate capitalization, the Compensation Committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under the 2012 Equity Plan, the number of shares covered by awards then outstanding under the 2012 Equity Plan, the limitations on awards under the 2012 Equity Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

Change in Capitalization. If there is a change in the Company’s corporate capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of our Common Stock or other relevant change in capitalization or applicable law or circumstances, such that the Compensation Committee determines that an adjustment is necessary or appropriate, then the Compensation Committee can make adjustments in a manner that it deems equitable.

Awards Available for Grant. The Compensation Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, SARs, restricted stock awards, restricted stock units, other stock-based awards, performance compensation awards (including cash bonus awards), other cash-based awards or any combination of the foregoing. Awards may be granted under the 2012 Equity Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (which are referred to herein as Substitute Awards).

Stock Options. The Compensation Committee is authorized to grant options to purchase shares of our Common Stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the 2012 Equity Plan are non-qualified unless the applicable award agreement expressly states that the option is intended to be an “incentive stock option.” Options granted under the 2012 Equity Plan are subject to the terms and conditions established by the Compensation Committee. Unless otherwise provided by the Compensation Committee in an award agreement, an option will vest and become exercisable with respect to 25% of the shares of our Common Stock subject to such option on the first anniversary of the vesting commencement date and with respect to an additional 6.25% on the last day of each three-month period following thereafter. Further, unless otherwise provided by the Compensation Committee in an award agreement, the unvested portion of an option expires upon termination of employment or service of the participant granted the option with the Company and its affiliates, and the vested portion of such option will remain exercisable for (i) one year following termination of employment or service with the Company and its affiliates by reason of such participant’s death or disability, but not later than the expiration of the option period, or (ii) 90 days following termination of employment or service with the Company and its affiliates for any reason other than such participant’s death or disability, and other than such participant’s termination of employment or service with the Company and its affiliates for cause, but not later than the expiration of the option period, and both the unvested and the vested portion of an option will expire upon the termination of the participant’s employment or service with the Company and its affiliates by the Company for cause. Under the terms of the 2012 Equity Plan, the exercise price of the options may not be less than the fair market value of our Common Stock at the time of grant (except with respect to substitute awards). Options granted under the 2012 Equity Plan are subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Compensation Committee and specified in the applicable award agreement. The maximum term of an option granted under the 2012 Equity Plan is ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder), provided, that, if the term of a non-qualified option would expire at a time when trading in the shares of our Common Stock is prohibited by the Company’s insider trading policy, the option’s term is automatically extended until the 30th day following the expiration of such prohibition. Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent and/or shares of our Common Stock valued at the fair market value at the time the option is exercised (provided that such shares are not subject to any pledge or other security interest), or by such other method as the Compensation Committee permits in its sole discretion, including: (i) in other property having a fair market value equal to the exercise price and all applicable required withholding taxes, (ii) if there is a public market for the shares of our Common Stock at such time, by means of a broker-assisted cashless exercise mechanism or (iii) by means of a “net exercise” procedure effected by withholding the minimum number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes. The Compensation Committee may, in its sole discretion, at any time buy out for a payment in cash, or the delivery of shares of our Common Stock, or other property, an option previously granted to a participant.

Stock Appreciation Rights. The Compensation Committee is authorized to award SARs under the 2012 Equity Plan. SARs are subject to the terms and conditions established by the Compensation Committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the 2012 Equity Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option are subject to terms similar to the option corresponding to such SARs, including with respect to vesting and expiration. Unless otherwise specified by the Compensation Committee in an award agreement, a SAR award is subject to the same default vesting provisions as described above under “Stock Options.” Except as otherwise provided by the Compensation Committee (in the case of substitute awards or SARs granted in tandem with previously granted options), the strike price per share of our Common Stock for each SAR may not be less than 100% of the fair market value of such share, determined as of the date of grant. A SAR granted independent of an option has a maximum term of ten years from the date of grant. The remaining terms of the SARs are established by the Compensation Committee and reflected in the award agreement.

Restricted Stock and Restricted Stock Unit Awards. The Compensation Committee is authorized to grant restricted stock under the 2012 Equity Plan. Awards of restricted stock are subject to the terms and conditions established by the Compensation Committee. Restricted stock is Common Stock that generally is non-transferable and is subject to other restrictions determined by the Compensation Committee for a specified period.

The Compensation Committee is authorized to award restricted stock unit awards. Restricted stock unit awards are subject to the terms and conditions established by the Compensation Committee. Unless the Compensation Committee determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Compensation Committee, the participant will receive a number of shares of Common Stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned or at a later date selected by the Compensation Committee, less an amount equal to any taxes required to be withheld. To the extent provided in an award agreement, the holder of outstanding restricted stock units shall be entitled to be credited with dividend equivalent payments upon the payment by the Company of dividends on shares of our Common Stock, either in cash or (at the sole discretion of the Compensation Committee) in shares of our Common Stock having a fair market value equal to the amount of such dividends, and interest may, at the sole discretion of the Compensation Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Compensation Committee, which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying restricted stock units are settled.

Unless otherwise provided by the Compensation Committee in an award agreement, the restricted period applicable to any restricted stock or restricted stock unit award will lapse with respect to 25% of the award on the first anniversary of the vesting commencement date and with respect to an additional 6.25% on the last day of each three-month period thereafter.

Further, unless otherwise provided by the Compensation Committee in an award agreement, the unvested portion of restricted stock and restricted stock unit awards will terminate and be forfeited upon termination of employment or service of the participant granted the applicable award. The Committee may in its sole discretion accelerate the lapse of any or all of the restrictions on the restricted stock and restricted stock units which acceleration shall not affect any other terms and conditions of such awards.

Other Stock-Based Awards. The Compensation Committee is authorized to grant awards of unrestricted shares of our Common Stock, rights to receive grants of awards at a future date, or other awards denominated in shares of our Common Stock under such terms and conditions as the Compensation Committee may determine and as set forth in the applicable award agreement.

Performance Compensation Awards. The Compensation Committee may grant any award under the 2012 Equity Plan in the form of a “Performance Compensation Award” by conditioning the number of shares earned or vested under the award on the satisfaction of certain “Performance Goals.” The Compensation Committee may establish these Performance Goals with reference to one or more of the following:

•	net earnings or net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes);

•	net revenue or net revenue growth;

•	gross revenue or gross revenue growth, gross profit or gross profit growth; net operating profit (before or after taxes);

•	return measures (including, but not limited to, return on investment, assets, capital, gross revenue or gross revenue growth, invested capital, equity or sales);

•	cash flow measures (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), which may but are not required to be measured on a per-share basis;

•	earnings before or after taxes, interest, depreciation, and amortization (including EBIT and EBITDA);

•	gross or net operating margins;

•	productivity ratios;

•
share price (including, but not limited to, growth measures and total stockholder return; expense targets or cost reduction goals, general and administrative expense savings; and operating efficiency);

•	objective measures of customer satisfaction;

•	working capital targets;

•	measures of economic value added or other “value creation” metrics;

•	inventory control;

•	enterprise value;

•	sales;

•	stockholder return;

•	client retention;

•	competitive market metrics;

•	employee retention;

•	timely completion of new product rollouts;

•	timely launch of new facilities;

•
objective measures of personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets);

•	system-wide revenues;

•	royalty income;

•	cost of capital, debt leverage year-end cash position or book value;

•	strategic objectives, development of new product lines and related revenue, sales and margin targets, or international operations; or

•	any combination of the foregoing

Any of the above Performance Goal elements can be stated as a percentage of another Performance Goal or used on an absolute, relative or adjusted basis to measure the performance of the Company and/or its affiliates or any divisions, operation, or business units, product lines, brands, business segment, administrative departments or combination thereof, as the Compensation Committee deems appropriate. Performance Goals may be compared to the performance of a group of comparator companies or a published or special index that the Compensation Committee deems appropriate or, stock market indices. The Compensation Committee also may provide for accelerated vesting of any award based on the achievement of Performance Goals. Any award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code is granted, and Performance Goals for such an award are established, by the Compensation Committee in writing not later than 90 days after the commencement of the performance period to which the Performance Goals relate, or such other period required under Section 162(m) of the Code; provided that the outcome is substantially uncertain at the time the Compensation Committee establishes the Performance Goal; and provided further that in no event is a Performance Goal considered to be pre-established if it is established after 25% of the performance period (as scheduled in good faith at the time the Performance Goal is established) has elapsed. Before any payment is made in connection with any award intended to qualify as performance-based compensation under Section 162(m) of the Code, the Compensation Committee must certify in writing that the Performance Goals established with respect to such award have been achieved. In determining the actual amount of an individual participant’s Performance Compensation Award for a performance period, the Compensation Committee may reduce or eliminate the amount of the Performance Compensation Award earned through the use of negative discretion consistent with Section 162(m) of the Code, if, in its sole judgment, such reduction or elimination is appropriate.

The Compensation Committee may also specify adjustments or modifications (to the extent it would not result in adverse results under Section 162(m) of the Code) to be made to the calculation of a Performance Goal for such performance period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in the Company’s fiscal year.

Unless otherwise provided in the applicable award agreement, a participant is eligible to receive payment in respect of a performance compensation award only to the extent that (I) the Performance Goals for such period are achieved; and (II) all or some of the portion of such participant’s performance compensation award has been earned for the performance period based on the application of the “Performance Formula” (as defined in the 2012 Equity Plan) to such Performance Goals.

Effect of a Change in Control. Unless otherwise provided in an award agreement, or any applicable employment, consulting, change in control, severance or other agreement between a participant and the Company, in the event of a change of control, if a participant’s employment or service is terminated by the Company other than for cause (and other than due to death or disability) within the 12-month period following a change in control, then (i) all then-outstanding options and SARs will become immediately exercisable as of such participant’s date of termination with respect to all of the shares subject to such option or SAR; (ii) the restricted period shall expire as of such participant’s date of termination with respect to all of the then-outstanding shares of restricted stock or restricted stock units (including without limitation a waiver of any applicable Performance Goals); and (iii) awards previously deferred will be settled in full as soon as practicable following such participant's date of termination. All incomplete performance periods in effect on the date the change in control occurs will end on such date, and the Compensation Committee may (i) determine the extent to which Performance Goals with respect to each such performance period have been met based upon such audited or unaudited financial information or other information then available as it deems relevant and (ii) cause the participant to receive partial or full payment of Awards for each such performance period based upon the Compensation Committee’s determination of the degree of attainment of Performance Goals, or assuming that the applicable “target” levels of performance have been attained or on such other basis determined by the Compensation Committee. In addition, the Compensation Committee may in its discretion and upon at least five days’ notice to the affected persons, cancel any outstanding award and pay the holders, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such awards based upon the price per share of the Company’s Common Stock received or to be received by other stockholders of the Company in the event. Notwithstanding the above, the Compensation Committee shall exercise such discretion over any award subject to Section 409A of the Code at the time such award is granted.

Nontransferability. Each award may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution unless the Compensation Committee permits the award to be transferred to a permitted transferee (as defined in the 2012 Equity Plan).

Amendment. The 2012 Equity Plan has a term of ten years. The Board may amend, suspend or terminate the 2012 Equity Plan at any time; however, stockholder approval to amend the 2012 Equity Plan may be necessary if the law or NYSE rules so require. No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

The Compensation Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any option theretofore granted shall not to that extent be effective without the consent of the affected participant, holder or beneficiary; and provided further that, without stockholder approval, (i) no amendment or modification may reduce the option price of any option or the strike price of any SAR, (ii) the Compensation Committee may not cancel any outstanding option and replace it with a new option (with a lower option price) or cancel any SAR and replace it with a new SAR (with a lower strike price), and (iii) no option or SAR may be exchanged for cash or another award. However, stockholder approval is not required with respect to clauses (i), (ii), and (iii) above for any action specifically permitted by Section 12 (Changes in Capital Structure and Similar Events) of the 2012 Equity Plan. In addition, none of the requirements described in the preceding clauses (i), (ii), and (iii) can be amended without the approval of our stockholders.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise and vesting of awards under the 2012 Equity Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options. The Code requires that, for treatment of an option as an incentive stock option, shares of our Common Stock acquired through the exercise of an incentive stock option cannot be disposed of before the later of (i) two years from the date of grant of the option, or (ii) one year from the date of exercise. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of an option that does not qualify as an incentive stock option (“a non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise and the participant's tax basis will equal the sum of the compensation income recognized and the exercise price. The Company will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs. No income will be realized by a participant upon grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. The Company will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to the Company. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended). The Company will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award.

The Company will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and the three other officers whose compensation is required to be disclosed in its proxy statement (excluding the chief financial officer), subject to certain exceptions. The 2012 Equity Plan is intended to satisfy an exception with respect to grants of options and SARs to covered employees. In addition, the 2012 Equity Plan is designed to permit certain awards of restricted stock, restricted stock units and other awards (including cash bonus awards) to be awarded as performance compensation awards intended to qualify under the “performance-based compensation” exception to Section 162(m) of the Code.

New Plan Benefits
Awards under the 2012 Equity Plan are granted in the discretion of the Compensation Committee (or subcommittee, if necessary for compliance with Section 162(m) of the Internal Revenue Code). As such, it is not possible at this time to determine the type, number, recipients or other terms of awards to be granted in the future.
In accordance with SEC rules, the table below indicates the aggregate number of stock options granted under the 2012 Equity Plan since its adoption on April 20, 2012 to each named executive officer, all current executive officers as a group, all current directors (other than executive officers) as a group, and all current employees (other than executive officers) as a group. No stock options have been granted since 2014. As of March 10, 2017, there were 1,357,616 shares subject to stock options outstanding under the 2012 Equity Plan, with a weighted average exercise price of $9.17 and a weighted average remaining term of 3.0 years. As of March 10, 2017, the closing price of our Common Stock was $4.60 per share.

Name	Title	Stock Options
Named Executive Officers:
Michael P. Durney	President and Chief Executive Officer	425,000
Luc Grégoire	Chief Financial Officer	—
Shravan Goli	President, Brightmatter Group	190,000
Pamela Bilash	Senior Vice President, Human Resources	30,000
James E. Bennett	Managing Director, Global Industry Brands	80,000
All executive officers as a group (8 persons)		830,000
All directors (other than executive officers) as a group (9 persons)		200,000
All employees (other than executive officers) as a group (13 persons)		233,000
Vote Required
Under relevant NYSE Rules relating to approval of equity compensation plans, the affirmative vote of a majority of the votes cast is required to approve the amendment to the 2012 Equity Plan and reapproval of the material terms of the performance goals under the 2012 Equity Plan.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2012 EQUITY PLAN AND THE REAPPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE 2012 EQUITY PLAN.
Proposal 5: Advisory Vote on the Frequency of Holding an Advisory Vote on the Compensation of our Named Executive Officers
In accordance with the requirements of the Dodd-Frank Act, we included in our 2011 proxy statement a proposal for a non-binding advisory vote with respect to the frequency of future advisory votes regarding the compensation of our named executive officers (commonly referred to as “Say-on-Pay”). At our 2011 Annual Meeting, held on April 15, 2011, our stockholders recommended an annual Say-on-Pay vote and our Board subsequently adopted that recommendation. Since that vote occurred six years ago, the Dodd-Frank Act requires that we include in this proxy statement another non-binding advisory stockholder vote regarding the frequency with which the Company’s stockholders will have a future advisory vote with respect to the compensation of our NEOs. We are therefore asking our stockholders to vote on the following resolution:

“RESOLVED, that the stockholders determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have a future vote with respect to the compensation of the Company’s named executive officers set forth in the Company’s proxy statement is:
Choice 1 - every year;
Choice 2 - every two years;
Choice 3 - every three years; or
Choice 4 - abstain from voting.”
After careful consideration, the Board believes that a frequency of “every year” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote, so that stockholders may annually express their views on our executive compensation program. The Compensation Committee, which administers our executive compensation program, values the opinions expressed by the stockholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option of every one year, two years or three years, or abstain from voting. The option that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve, on an advisory basis, the compensation of the named executive officers.

THE BOARD RECOMMENDS A VOTE TO HOLD A SAY-ON-PAY VOTE EVERY YEAR (AS OPPOSED TO EVERY TWO YEARS OR EVERY THREE YEARS).

Other Matters
As of the mailing date of this proxy statement, the Board is not aware of any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly be presented at the Annual Meeting. However, if any other matter is properly presented at the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the material elements of our executive compensation programs and policies, discusses the principles and objectives of our decisions with respect to 2016 compensation for our named executive officers (“NEOs”).
In fiscal 2016, our NEOs were:

Name	Title
Michael P. Durney	President and Chief Executive Officer
Luc Grégoire	Chief Financial Officer
Shravan Goli	President, Brightmatter Group
Pamela Bilash	Senior Vice President, Human Resources
James E. Bennett	Managing Director, Global Industry Brands
John J. Roberts (1)	Former Chief Financial Officer
(1) Mr. Roberts served as Chief Financial Officer through August 2016.

NOTE REGARDING THE USE OF NON-GAAP FINANCIAL MEASURES
This Compensation Discussion and Analysis contains the use of adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”). These financial measures are not prepared in accordance with, nor are they an alternative for, generally accepted accounting principles in the United States (“U.S. GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. The Company has provided the required reconciliations to the most comparable U.S. GAAP measures and other required information regarding these measures on pages 46-49 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 9, 2017.
Executive Summary of Our 2016 Executive Compensation Program
Our executive compensation program is administered by our Compensation Committee, which consists of three independent directors. The Compensation Committee is advised by an independent compensation consultant, as described more fully below. Our primary objectives with respect to executive compensation are to:

•	mitigate risk and align the interests of our executive officers with the creation of value for our stockholders;

•	provide competitive compensation to attract, retain, motivate and reward highly-qualified executive officers;

•	create a pay-for-performance culture such that a significant portion of each executive officer’s compensation is contingent on individual and Company performance; and

•	ensure a reasonable overall cost of our executive compensation program.
The three primary elements of our 2016 executive compensation program are: (1) base salary, (2) annual performance-based cash bonus, and (3) long-term equity incentives.
With respect to equity compensation, whereas in 2014 and earlier we used a blend of stock options and restricted stock which both vested solely on a time-based schedule, since 2015 we provide long-term equity incentives through a combination of one-half PSUs (which vest based on our stock price performance relative to the Russell 2000 index) and one-half restricted stock, a combination that we believe will further align the interests of our executive officers with our stockholders, as well as increase executive retention and motivation.
Business Summary
In 2016, we demonstrated our ability to invest in the growth and innovation of the business. For example:

•	continued adoption of Open Web at Dice, with Dice’s Open Web annual customer count in the U.S. increasing from year-end 2015;

•	we launched our tech-first strategy;

•	we released the next version of getTalent with new feature sets;

•	we are exploring strategic alternatives to help achieve our growth agenda; and

•	we generated cash flow from operations of $44.6 million while investing for growth.
The following table illustrates the Company’s performance during the year ended December 31, 2016 in terms of Revenues and Adjusted EBITDA relative to performance during the same period of 2015. Revenues in 2016 decreased 12.6% year over year, reflecting a $14.1 million or 95.0% decline for Slashdot Media, which was sold in January 2016, and a $11.6 million or 55.0% decline for the Rigzone brand. Adjusted EBITDA in 2016 decreased 22.7% year over year, reflecting a $1.9 million decline for Slashdot Media.

	2016	2015	Change %
	($ in thousands)
Revenues	$226,970	$259,769	(12.6)%
Adjusted EBITDA	$57,663	$74,550	(22.7)%

Compensation and Corporate Governance Philosophy
We actively engage with our stockholders to solicit their views on our executive compensation programs. Our Board and Compensation Committee has taken actions to improve our corporate governance as it relates to our executive compensation program, mitigate risk, align the interests of our executives with our stockholders and better align the compensation of our executives with Company performance. These changes include the following:
Long-Term Equity Incentive Program. We provide long-term equity incentives through a combination of one-half PSUs and one-half restricted stock. We believe PSUs will improve our long-term equity incentive compensation program because they:

•	link targeted compensation to relative stock price performance versus the Russell 2000 index;

•	typically have a better retentive impact than stock options;

•	capture investor opportunity cost of investing in DHI relative to the broader sector/market; and

•	provide a direct link to stockholder value creation/preservation.
Equity Ownership Guidelines. Our Board has adopted equity ownership guidelines applicable to our CEO, our other NEOs, and the members of our Board. These new guidelines require these officers and directors to achieve target ownership levels under the terms of the guidelines, within the later of five years from March 3, 2015 or the commencement by that person of a position set forth below:

Position	Multiple of Base Salary (as of December 31 of immediately preceding year) or Retainer
Chief Executive Officer	3.0x base salary
Other Executive Officers	1.0x base salary
Members of our Board	3.0x retainer
Senior Bonus Plan. In 2015, we eliminated the automatic funding floor of 30% on our senior bonus plan. Starting in 2015, 50% of the total bonus pool available for NEOs and other senior executives designated by the Compensation Committee was funded according to the percentage of the revenue target achieved, and 50% was funded according to the percentage of Adjusted EBITDA target achieved, which we believe more appropriately aligns funding with our pay-for-performance philosophy.
“Claw-back” Policy. Our Board has adopted a “claw-back” policy. Under and subject to the “claw-back” policy, the Company may seek reimbursement of annual, performance-based cash bonuses made to covered executives, including our NEOs, that were based on achieving certain financial results if the covered executive intentionally and knowingly engaged in fraud or misconduct that caused the need for a substantial and material restatement of our financial results for the applicable period if a lower cash incentive payment would have been made to the covered officer based upon the restated financial results. Specifically, compensation subject to the “claw-back” policy is any cash incentive payment made within the three-year period preceding the accounting restatement.
At our 2016 annual meeting, our compensation program for our named executive officers was approved by the holders of approximately 94% of the outstanding shares entitled to vote at the meeting.  The Compensation Committee believes that the results of this “say-on-pay” vote supports its view that the changes that it announced last year to the executive compensation program were appropriate, and the Compensation Committee determined not to make any further changes to its design.
Advancing Our Compensation Philosophy through Corporate Governance
We have adopted corporate governance practices and policies including those described in “Compensation and Corporate Governance Philosophy,” that our Board believes help to advance our compensation goals, including:

What We Do
We maintain a completely independent Compensation Committee with an ongoing review process of our compensation philosophy and practices.
We adhere to a pay-for-performance philosophy and compensation model. A substantial part of our executive compensation is contingent on, and variable with, achievement of objective corporate and individual performance goals and other objective measures of success.

We split the Chairman and CEO roles. Our Chairman of the Board is an independent director and not an employee.
We retain an independent compensation advisor reporting to the Compensation Committee. Since 2014, we have engaged Compensia as our independent compensation consultant as an advisor to provide analysis, advice and guidance on executive compensation.

We consider stockholder advisory votes and views. Our Compensation Committee considers the voting results of our advisory vote on executive compensation at each annual meeting and also separately seeks to engage our stockholders on corporate governance matters.

We annually assess our compensation program and have determined that the risks associated with our compensation policies and practices are not reasonably likely to result in a material adverse effect on the Company and our subsidiaries taken as a whole.

What We Don’t Do
We have adopted a policy under which tax gross-up provisions will no longer be included in employment agreements with new employees, or added to existing employment agreements with current employees which do not already contain a tax gross-up provision.

Generally, we do not provide special benefits to our NEOs such as medical and other types of insurance. However, our NEOs, along with other company executives, are entitled to participate in a Supplemental Disability Plan, and certain separation and change of control-related benefits.

We do not make loans to executive officers of the Company.
We do not allow our directors, officers or employees or their related parties to purchase the stock of the Company on margin, enter into short sales or buy or sell derivatives in respect of securities of the Company.

We do not pay cash dividends on unearned and unvested equity awards held by NEOs.
Key 2016 Compensation Decisions
During 2016, along with conducting its normal oversight responsibilities, the Compensation Committee again reviewed the Company’s compensation practices in light of the Company’s performance and stock market valuation. Using the peer group information and recommendations from its compensation consultant, Compensia (as described in more detail below), the Compensation Committee reviewed and confirmed, with minor adjustments, its policies governing compensation, including plans for base salaries, annual performance-based cash bonuses and long-term equity incentives.
Consistent with our pay-for-performance philosophy, the Company’s compensation program emphasizes variable pay over fixed pay and seeks to balance short- and long-term incentives. The majority of CEO compensation consists of variable pay, including cash awarded under our Senior Bonus Plan and equity incentives.
Fixed pay, primarily consisting of base salary, made up 21% of our CEO’s total target compensation in 2016, while variable pay, consisting of equity incentives and an annual performance-based cash bonus, made up 79% of our CEO’s total target compensation. Variable pay also reflects a significant component of total target compensation for our other NEOs. The chart below shows the percentages of variable target compensation versus fixed target compensation for our CEO and our other NEOs in 2015 and 2016:

Note: 2016 excludes separation payment of $337,500 made to Mr. Roberts, former CFO.
We balance short- and long-term incentives by providing our NEOs with a mix of base salary and annual cash bonus opportunities, which are short-term in nature, and equity incentives, which are long-term in nature. The grant date value of an equity award may not be indicative of its value when it is credited to an NEO upon achievement of future performance metrics, when it is actually released to such NEO, or when it may be sold by such NEO.
The Compensation Committee reviewed the parameters for annual long-term equity incentives and approved annual restricted stock and PSU grants effective February 18, 2016. The Compensation Committee reviewed 2016 performance Company-wide and for individual members of senior management and awarded bonuses as more fully described below.
For 2016, the Compensation Committee made the following key compensation-related decisions for the Company’s NEOs:

Name	Title	2016 Base Salary Increase from 2015	2016 Bonus Pool Funded	Individual Performance Bonus Adjustment	2016 Executive Bonus as a Percentage of Target Bonus	2016 Restricted Stock Awards (#)	2016 PSU Awards (#)
Michael P. Durney	President and Chief Executive Officer	none	35%	82%	29%	120,000	120,000
Luc Grégoire (1)	Chief Financial Officer	n.a.	35%	n.a.	35%	70,175	—
Shravan Goli	President, Brightmatter Group	none	45%	90%	41%	30,000	30,000
Pamela Bilash	Senior Vice President, Human Resources	3%	35%	100%	35%	22,500	22,500
James E. Bennett (2)	Managing Director, Global Industry Brands	(9)%	32%	129%	41%	30,000	30,000
John J. Roberts (3)	Former Chief Financial Officer	3%	—%	—%	—%	37,500	37,500
(1) Mr. Grégoire was guaranteed a minimum bonus of $50,000 under his employment agreement. Mr. Grégoire joined the Company in November 2016.
(2) Mr. Bennett’s individual performance bonus was increased to reflect his additional responsibilities. Mr. Bennett’s salary, denominated in British Pounds, increased 2% from 2015 to 2016. As reflected in the chart above, the decrease in U.S. dollars was due to fluctuation in exchange rates between U.S. dollars and British Pounds.

(3) Mr. Roberts served as Chief Financial Officer through August 2016.
The Process of Setting Executive Compensation
The Compensation Committee reviews our executive compensation program throughout the year to:
•evaluate the performance of our NEOs;
•determine annual, performance-based cash bonuses for our NEOs for the prior fiscal year;
•establish the individual and corporate performance objectives for each NEO for the current fiscal year;
•set base salaries for our NEOs for the next fiscal year;
•determine the portion of total compensation that will be contingent, performance-based pay; and
•consider and approve any grants of equity incentive compensation.
Our Compensation Committee also reviews the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. Our Compensation Committee engages in an active dialogue with our CEO concerning strategic objectives and performance targets.
Individual performance for all NEOs other than the CEO is assessed by our CEO who then makes recommendations to the Compensation Committee. Irrespective of those recommendations, the Compensation Committee retains full discretion to approve or modify any of the NEO recommendations made by our CEO. The Compensation Committee alone assesses the individual performance of our CEO.
Our Compensation Committee establishes, together with the performance objectives, targeted annual cash compensation levels (and maximum achievable compensation) for each NEO by determining each NEO’s base salary and amount of cash bonus compensation contingent upon achievement of performance targets. In preparing the target amounts, the size of one individual element of compensation does, in some respects, affect the Compensation Committee’s determination of what the targeted amount of other components of compensation should be. For example, each executive’s base pay is used as a basis for calculating a target contribution percentage for purposes of establishing the bonus pool. As a general proposition, the Compensation Committee attempts to determine the overall best mix of fixed and variable compensation. In making this determination, the Compensation Committee is guided by the compensation philosophy described above. The Compensation Committee also considers historical compensation levels, the relative compensation levels among our senior executive officers, the competitive pay practices at our peer companies (as described in more detail below) and the competitive pay practices at other companies using third-party compensation studies and surveys performed by independent organizations. We use these third-party compensation studies as a basis for comparing and setting individual elements of, as well as total, executive compensation for the NEOs because they provide compensation information for companies in our industry and also provide comprehensive compensation information not obtainable from public sources. The Compensation Committee also considers industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels. See “Our Peer Companies.”
We believe that internal pay equity is an important factor to be considered in establishing compensation for our NEOs. The Compensation Committee has not established a policy regarding the ratio of total compensation of the CEO to that of the other officers, but it does review compensation levels to ensure that appropriate pay equity exists, which is determined in the Compensation Committee’s discretion based on our Compensation Committee members’ experience with, and knowledge of, other companies’ practices and the relative performance and criticality of our executives. The Compensation Committee intends to continue to review internal compensation equity and may adopt a formal policy in the future if we deem such a policy to be appropriate.
It is a key objective to ensure that compensation provided to NEOs remains reasonable and responsible yet competitive relative to the compensation paid to similarly-situated executives at comparable companies. It is essential that our overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, our executive compensation programs are intended to be consistent with our focus on controlling costs.
In addition to rewarding corporate and individual performance, our compensation program is designed to reward the level of responsibility of, and the position undertaken by, each NEO. Total compensation should generally increase with position and responsibility. As a result, total compensation is higher for individuals with greater responsibility and ability to influence our achievement of targeted results and strategic initiatives. Additionally, as position and responsibility increase, a greater portion of the executive officer’s total compensation is performance-based pay contingent on the achievement of performance-based objectives. In the same way, equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.

Benchmarking
The Compensation Committee does not believe that it is appropriate to establish compensation levels primarily based on benchmarking. While we recognize that our compensation practices must be competitive in the marketplace, such marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. When the Compensation Committee determines whether an NEO should receive an increase in salary, the Compensation Committee sometimes reviews independent compensation studies in order to compare the compensation received by comparable executives in similar-sized companies to ensure that the compensation we award is competitive in the marketplace, as detailed in the section “The Process of Setting Executive Compensation” above. Our compensation consultant conducted a comprehensive review of our compensation programs for executive officers in 2016 to assist in establishing the 2016 executive compensation program. The purpose of these reviews was to assess the design and competitive positioning of our compensation programs and to make recommendations for change, if appropriate, to be implemented as part of our compensation program going forward. For 2016, the Compensation Committee took into account the compensation consultant’s analysis to evaluate and determine the compensation for our NEOs.
Management’s Role in the Compensation-Setting Process
Our CEO plays a significant role in the compensation-setting process. Our CEO evaluates the performance of the other NEOs, recommends business performance targets and objectives for the other NEOs and recommends base salary, bonus levels and stock awards for other executive officers. All recommendations of our CEO are subject to Compensation Committee approval. The Compensation Committee discusses the recommendations with our CEO and then makes its decisions in its sole discretion. Similarly, our CEO’s compensation, performance targets and objectives are discussed among the members of the Compensation Committee, and the Compensation Committee sets our CEO’s compensation.
Our CEO helps the Compensation Committee set its agenda for meetings and participates in committee meetings at the Compensation Committee’s request. Other NEOs also prepare information for each Compensation Committee meeting.
Elements of Executive Compensation
The three primary elements of our executive compensation programs are: (1) base salary, (2) annual performance-based cash bonus, and (3) long-term equity incentives:

Compensation Element	What the Element Rewards	Purpose and Key Features
Base Salary	Qualifications, experience and industry knowledge, quality and effectiveness of leadership, scope of responsibilities, individual goals and objectives and past performance.	Provides competitive level of fixed compensation, with actual salaries determined based on the facts and circumstances of each NEO and competitive market practices.
Annual, Performance-Based Cash Bonuses	Achievement of specified performance objectives with a time horizon of one year or less (for 2016, focused on revenue and Adjusted EBITDA) and individual performance.
Motivate participants to achieve (i) corporate financial performance objectives during the year, and (ii) individual management objectives reviewed and approved by the Compensation Committee.

Performance levels are generally established to incentivize our management to achieve or exceed performance objectives.

Long-Term Equity Incentives
Achievement of objectives designed to enhance long-term stockholder interests and attract, retain, motivate and reward employees over extended periods.

Vesting requirements promote retention of highly-valued members of management, including our NEOs.

Annual awards of restricted stock and PSUs that vest over a period of time and provide an at-risk, variable pay opportunity. Because the ultimate value of these equity awards is directly related to the price of the Company’s Common Stock, and the awards are only saleable over an extended period of time subject to vesting, they serve to focus management on the creation and maintenance of long-term stockholder value.

Long-term equity incentives under our executive compensation plans help align management performance with the interests of our stockholders. Our 2016 program focuses on a mix of one-half PSUs and one-half restricted stock, which we believe appropriately aligns our executive compensation with Company performance.

Base Salary
Base salary provides executives with a base level of regular income. In determining an NEO’s base salary, we consider the executive’s qualifications, experience and industry knowledge, the quality and effectiveness of their leadership at the Company, the scope of their responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, the base salary paid to officers in comparable positions at companies who are reflected in independent studies, internal pay equity and other factors as deemed appropriate. In addition, we consider the other components of executive compensation and the mix of performance pay to total compensation. The Compensation Committee does not apply any specific weighting to these factors.
Annually, the Compensation Committee reviews each executive’s past salary and performance, and general economic conditions in our industry, and decides whether or not to adjust the salary. Adjustments, if any, are implemented effective as of January. Subject to the limitations found in each executive’s employment agreement, the Compensation Committee can increase or decrease an executive’s base salary at its discretion. For 2016, the Compensation Committee determined to keep salaries for certain executives the same, while providing modest increases for other executives.
The following table sets forth the base salaries for our NEOs in 2016 and 2015:

Name	Title	Base Salary for 2016($)	Base Salary for 2015($)	% Change
Michael P. Durney	President and Chief Executive Officer	515,000	515,000	none
Luc Grégoire	Chief Financial Officer	340,000	n.a.	n.a.
Shravan Goli	President, Brightmatter Group	455,000	455,000	none
Pamela Bilash	Senior Vice President, Human Resources	300,000	290,000	3%
James E. Bennett*	Managing Director, Global Industry Brands	292,400	321,300	(9)%
John J. Roberts	Former Chief Financial Officer	345,000	335,000	3%
* 2016 salary reflects £215,000 converted at US$1.36 for each £1 and 2015 salary reflects £210,000 converted at US$1.53 for each £1. Mr. Bennett’s salary increase was 2% from 2015 to 2016 in British Pounds. The lower percentage change in U.S. dollars was due to fluctuation in exchange rates between U.S. dollars and British Pounds.
Senior Bonus Plan
Our bonus program is intended to motivate and reward performance by providing annual, performance-based cash bonuses based upon meeting and exceeding performance goals. We award annual cash bonuses under our Senior Bonus Plan for achievement of specified performance objectives with a time horizon of one year or less. We make awards from an established bonus pool. The Compensation Committee determines the total size of our bonus pool by taking into account our qualitative and financial performance. Within the parameters of the overall pool, there are separate sub-pools allocated to the performance of the individual operating units. The Compensation Committee determines the size of an award that we make to a particular executive by considering his or her individual performance as measured against pre-set performance targets and objectives and his or her individual impact on our overall performance. We believe this pool-based bonus system helps to foster teamwork and ensures that all executives work together as one in the interest of our performance.
The revenue target and the Adjusted EBITDA target for bonus pool purposes are set on an annual basis. Each of these components is selected because they are best reflective of business performance, and they are equally weighted because they are both critical in assessing the success of the business. For purposes of funding the senior bonus pool for our NEOs for 2016, the Compensation Committee established a target for revenue and Adjusted EBITDA for the six pools of the bonus plan. The revenue target for purposes of the Senior Bonus Plan is not intended to be in accordance with U.S. GAAP and includes various adjustments such as removing the impact of the change in foreign currency exchange rates that cause the measurement amount to differ from our actual results. Likewise, the Adjusted EBITDA target includes various adjustments, such as the exclusion of stock-based compensation and the exclusion of the accrual for the senior bonus.
Actual revenue and Adjusted EBITDA do not include the impact of acquisitions during the year. Additionally, the actual revenue and Adjusted EBITDA results are adjusted to use foreign exchange rates that were assumed when the target amounts were determined, therefore eliminating the impact of changes in exchange rates. We calculate our total target bonus pool by taking a percentage of each executive’s base salary and contributing that amount (adjusted for our revenue and Adjusted EBITDA performance) to the total bonus pool for our executives. The maximum potential bonus pool cannot exceed 200% of target. In 2016, the target contribution percentage for our NEOs was:

Name	Title	Target Contribution %
Michael P. Durney	President and Chief Executive Officer	100%
Luc Grégoire (1)	Chief Financial Officer	50%
Shravan Goli	President, Brightmatter Group	100%
Pamela Bilash	Senior Vice President, Human Resources	40%
James E. Bennett	Managing Director, Global Industry Brands	50%

(1)	Mr. Grégoire was guaranteed a minimum bonus of $50,000 for 2016 under his employment agreement.
For 2016, the total bonus pool available for the NEOs and other senior executives designated by the Compensation Committee was funded in the following way:

•	50% of the total bonus pool was funded according to the percentage of the revenue target achieved; and
•50% was funded according to the percentage of Adjusted EBITDA target achieved.
For 2016, if our actual results were lower than 85% of the revenue target or the Adjusted EBITDA target, the 50% of the bonus pool to be funded upon achieving the applicable target was not funded. If 85% of the applicable target was achieved, 50% of the 50% to be funded with respect to the applicable target was funded. If our actual revenue or Adjusted EBITDA fell between 85% and 100% of the applicable target, the amount to be funded for each target to the bonus pool increased from 50% to 100% of the applicable 50% portion of the bonus pool on a pro-rata basis. Further, for 2016, the size of our bonus pool would increase by 10% for each 1% that our actual revenue exceeds our revenue target (the “revenue multiplier”), provided that actual Adjusted EBITDA is also equal to or greater than the sum of (1) the Adjusted EBITDA target plus (2) 50% of the amount by which actual revenue exceeds our revenue target. (If actual Adjusted EBITDA exceeds our Adjusted EBITDA target but actual revenue does not exceed our revenue target, the bonus pool does not increase.)
The 2016 Senior Bonus Plan consisted of six pools which cover participants beyond our NEOs. Our actual and targets for revenue and Adjusted EBITDA for the pools that included our NEOs were:

	Actual 2016 Revenue($)	Target 2016 Revenue($)	Actual 2016 Adjusted EBITDA($)	Target 2016 Adjusted EBITDA($)	2016 Bonus Pool Funded($)(4)	2016 Bonus Pool Funded(%)
	(in millions)
Corp Pool(1)	227.7	249.5	61.3	77.3	0.6	35%
Global Industry Group Pool(2)	64.7	73.6	14.2	19.9	0.2	32%
Brightmatter Pool(3)	0.1	0.8	(7.1)	(9.1)	0.3	45%

(1)	Messrs. Durney and Grégoire and Ms. Bilash participate in the Corp Pool.

(2)	Mr. Bennett participates in the Global Industry Group Pool.

(3)	Mr. Goli participates in the Brightmatter Pool.

(4)	Represents total pool funding, including NEOs.
Because our actual revenues and Adjusted EBITDA for bonus pool purposes were below our targets for each pool, the bonus pool funding was decreased by 65% for the Corp Pool, 68% for the Global Industry Group Pool and 55% for the Brightmatter Pool. Accordingly, we multiplied each executive officer’s targeted base compensation contribution amount by 35% for those in the Corp Pool, 32% for those in the Global Industry Group Pool and 45% for those in the Brightmatter Pool to determine how much would be contributed to the bonus pool. As a result, the total bonus pool for the Senior Bonus Plan for 2016 (comprised of the six pools) was $1.4 million. The five NEOs plus 39 other members of senior management participated in the Senior Bonus Plan and were eligible for bonuses out of the total bonus pool.
The Compensation Committee then reviews each executive’s performance against his or her individual performance objectives (set forth below) and determines whether to further increase or decrease the percentage for any particular executive if that executive has had a significant impact (positive or negative) on Company performance. We believe this ensures that executives whose performance is outstanding receive proportionately larger bonuses as a reward. It is possible that any single participant may be allocated a bonus from the bonus pool that may be more than his or her targeted base compensation contribution to the bonus pool if his or her performance warrants such a payout based on the Compensation Committee’s qualitative assessment of the executive’s performance against his or her goals and objectives. The maximum amount any participant may be awarded is two times his or her contribution, subject to the amount by which the overall pool may expand. It is also possible that any single participant may be allocated less than his or her targeted base compensation contribution to the bonus pool, based on his or her performance against his or her goals and objectives.

The 2016 performance goals and objectives for Mr. Durney consist of:

•	Achieve 2016 Company billings and revenue goals and EBITDA targets;

•	Identify a strategy to return the business to growth;

•	Improve the use of data and analytics across the Company’s business units;

•	Continue to create products from the Work Digital business;

•	Increase innovation throughout the Company; and

•	Create a culture of high performance.
The 2016 performance goals and objectives for Mr. Grégoire consist of:

•	Ensure timely, accurate and informative financial reporting;

•	Manage external reporting and public stockholder requirements;

•	Review finance organizational structure and implement changes where appropriate;

•	Lead corporate development, acquisition and financing activities; and

•	Analyze optimal capital structure.
The 2016 performance goals and objectives for Mr. Goli consist of:

•	Innovate and accelerate go-to-market as part of the tech-first strategy;

•	Innovate Fresh Up platform for getTalent;

•	Focus on data acquisition to support Tech First, Lengo and Fresh Up products;

•	Continue product innovation and validation, achieve critical mass customer traction and setup for scale for getTalent; and

•
Innovate and refine the recruitment marketing solution, grow the customer base for employer branding, and go-to-market with social job ads to validate the value proposition and setup for scale for the Lengo brand.

 The 2016 performance goals and objectives for Ms. Bilash consist of:

•	Drive employee engagement by using survey, interviews and action plans to assess and address the retention of talent;

•	Implement a talent management program to identify and develop the high potential leadership talent;

•	Implement employee recognition programs tied to outstanding performance of core principles and delivery of results;

•	Align overall compensation programs across the Company;

•	Ensure alignment of HR programs, team and support with business needs; and

•	Deliver data and metrics to business leaders to help inform talent decisions.
The 2016 performance goals and objectives for Mr. Bennett consist of:

•	Successfully execute the formation of the Global Industry Group (GIG), bringing eFinancialCareers, Rigzone, BioSpace, and Hcareers together into one organizational structure;

•	Build leadership and organizational structure to allow the GIG brands to operate efficiently and effectively;

•	Right size and stabilize the Rigzone business in light of current market conditions;

•	Evaluate global opportunities for Hcareers business; and

•	Develop and execute a single product development roadmap.
Based on input received from Mr. Durney, the Compensation Committee determines in its sole discretion the extent to which such individuals’ goals and objectives are achieved. For 2016, the Compensation Committee made adjustments to the bonus pool allocations as a result of individual performance. This resulted in awards as follows: Messrs. Durney (82%), Grégoire (n.a., subject to employment agreement commitment), Goli (90%), Bennett (129%) and Ms. Bilash (100%). Mr. Durney recommended to the Compensation Committee, and the Compensation Committee accepted his recommendation, that Mr.

Durney’s 2016 bonus be reduced to $150,000, with the additional amount being contributed back into the pool to supplement the annual bonus amounts for members of senior management who are not NEOs.
Long-Term Equity Incentives
We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to executives and gains realized by our stockholders, as the value of stock-based compensation is dependent upon long-term appreciation in stock price. Accordingly, we believe long-term equity incentives should be a significant part of the total mix of executive compensation. For 2016, the mix was one-half restricted stock and one-half PSUs for senior executives. Under our 2005 Omnibus Stock Plan, our 2007 Equity Award Plan and our 2012 Equity Plan, all restricted stock grants typically vest over four years, with 25% vesting occurring on each anniversary date of the applicable vesting commencement date. The PSUs will generally vest on the dates the Compensation Committee certifies the Company’s achievement of stock price performance relative to the Russell 2000 Index, provided that the executive remains employed through such date. Performance will be measured over three separate performance periods: a one-year performance period, a two-year performance period and a three-year performance period.  The number of PSUs that will vest will vary based on the level of achievement: ranging from 0% if the Company’s stock price performance is 34 or more percentage points worse than the performance of the Russell 2000 Index, to 100% (target) if the Company’s stock price performance is the same as the performance of the Russell 2000 Index, and up to a maximum of 150% if the Company’s stock price performance is 25 or more percentage points better than the performance of the Russell 2000 Index; provided, that the ability to earn more than the target number of PSUs is tied solely to relative performance for the full three-year performance period.  Stock price performance is determined by the average adjusted closing stock price for the Company and the Russell 2000 Index for the 30 trading days prior to the grant date and the average adjusted closing stock prices for the 30 trading days prior to the end of the applicable performance period.
For 2016, we used restricted stock and PSUs as long-term incentive vehicles because:

•
restricted stock and PSUs align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for our stockholders;

•
restricted stock grants encourage our executives to hold shares of our Common Stock and incentivize our executives to increase the value of shares of our Common Stock through contributions to long-term performance;

•	PSUs link targeted compensation to relative stock price performance versus the Russell 2000 index;

•
restricted stock and PSUs help to provide a balance to the overall compensation program: while cash bonuses focus on the achievement of annual performance targets, the structure and vesting of restricted stock awards and PSUs create incentive for increases in stockholder value over a longer term; and

•	vesting periods encourage executive retention and the preservation of stockholder value.
In determining the number of restricted stock and/or PSUs to be granted to each NEO for 2016, the Compensation Committee took into account (1) the individual’s position, scope of responsibility, and ability to affect Company performance and stockholder value; (2) the Compensation Committee’s evaluation of the NEO’s performance in preceding fiscal years; (3) the extent to which the long-term equity award grant value is competitive with our peer group companies for long-term equity award grants for comparable positions in the Company’s industry; (4) any extraordinary changes that have occurred (such as a significant change in responsibilities or a promotion); and (5) the value and potential value for the executive of the other elements of the Company’s compensation program and the value of restricted stock and PSUs in relation to such other elements of total compensation.
In addition, the Compensation Committee considered the following material factors that have particular relevance to long-term equity grants: (1) the Company-wide equity budget (which is the aggregate grant values of all long-term equity awards available for grant to Company employees, expressed as a percentage of the Company’s market capitalization), which is taken into account in determining the relative size of awards granted to the NEOs to ensure there is sufficient value available for grants to the other eligible employees of the Company; and (2) the NEO’s unrealized value from previous grants, including the number of restricted stock, stock options and PSUs currently held by him or her and the level of restricted stock, stock options and PSUs granted in prior years (with an emphasis on the extent to which outstanding equity grants are still unvested and thus continue to represent substantial retentive value). As with the determinations with respect to other elements of compensation, the Compensation Committee considers all relevant factors taken as a whole in setting the applicable equity grant for the fiscal year. None of these factors were determinative in the Compensation Committee’s determinations, nor was the impact of any one factor determinable.

The Compensation Committee typically approves grants annually at its February meeting, but also makes grants from time-to-time in connection with new hires and promotions. In February 2016, and in the case of Mr. Grégoire, November 2016, the Compensation Committee approved restricted stock and/or PSU grants to key members of our management team, including our NEOs:

Name	Title	Grant Date	2016 Stock Awards (#)	2016 PSU Awards (#)
Michael P. Durney	President and Chief Executive Officer	2/18/2016	120,000	120,000
Luc Grégoire (1)	Chief Financial Officer	11/1/2016	70,175	—
Shravan Goli	President, Brightmatter Group	2/18/2016	30,000	30,000
Pamela Bilash	Senior Vice President, Human Resources	2/18/2016	22,500	22,500
James E. Bennett	Managing Director, Global Industry Brands	2/18/2016	30,000	30,000
John J. Roberts	Former Chief Financial Officer	2/18/2016	37,500	37,500
(1) Mr. Grégoire received a grant of restricted stock (and no PSUs) upon joining the Company in November 2016, but he is entitled to grants of restricted stock and PSUs during 2017 pursuant to the terms of his employment agreement.
This was part of an annual grant of equity awards and part of our overall compensation program. In determining the size of the equity grants for our NEOs, the Compensation Committee took into account the material factors set forth above, in conjunction with the Compensia analysis.
Employee Benefits
The Company also supplements its primary compensation program by providing retirement benefits under a
401(k) plan with a Company matching contribution, or analogous benefit as typically provided in the country where our executive officers reside; and generally available benefit programs, such as life insurance and health care benefits. In addition, certain executive officers participate in a Supplemental Disability Plan. While these benefit programs are important in attracting and retaining our workforce in a competitive marketplace, the Compensation Committee considers these to be secondary elements of the Company’s executive compensation program because they typically comprise a small percentage of the total compensation of our executive officers, are generally set at levels such that they would not constitute a strong factor in rewarding financial or operational performance, and are not as heavily emphasized in attracting and retaining our executive officers.
Severance and Change-in-Control Arrangements
We believe that companies should provide reasonable severance benefits to executive officers due to the greater level of difficulty they face in finding comparable employment in a short period of time and greater risk of job loss or modification as a result of a change-in-control transaction than other employees. By reducing the risk of job loss or reduction in response, the change-in-control provision helps ensure that our executive officers support potential change-in-control transactions that may be in the best interests of our stockholders, even though the transaction may create uncertainty in their personal employment situation, and are necessary to ensure that our total employment package for them remains market competitive. Each NEO is entitled to receive severance benefits under the terms of his or her individually negotiated employment agreement upon either termination by us without cause or, under certain circumstances for certain of our NEOs, resignation by the executive for good reason. For details on our severance and change-in-control arrangements, see “Potential Post-Employment Payments Upon Termination or Change-in-Control.”
Tax Considerations
We generally seek to maximize the deductibility for tax purposes of all elements of compensation. For example, we have in the past issued nonqualified stock options that will result in a tax deduction to us upon exercise. Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public corporations for compensation (other than qualified performance-based compensation) in excess of $1.0 million paid to our NEOs (other than our Chief Financial Officer) in any fiscal year. Our 2012 Equity Plan was approved by our stockholders and is designed to enable the Compensation Committee to award annual bonuses and equity grants which could qualify for exemption from the application of Section 162(m). The Compensation Committee reviews compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, the Compensation Committee may approve compensation that does not qualify for deductibility when we deem it to be in our best interests (including grants of time-based restricted stock and targeted use of discretion in our annual bonus arrangements).

Role of Compensation Consultant
The Compensation Committee engaged Compensia to advise and assist it in connection with 2016 compensation decisions. Compensia offered the Compensation Committee advice with respect to base salary, annual, performance-based cash bonus and long-term equity compensation of executive officers, performance-based plans (including the design and structure of the long-term equity program), the compensation-related terms of senior employment arrangements, and general information related to market trends and developments affecting compensation practices. Our Compensation Committee also sought Compensia’s advice regarding the relationship between our CEO’s compensation and the Company’s performance.
Compensia is an independent compensation advisor, with special expertise and extensive experience in our industry, and has no business other than advising boards and management teams on executive compensation issues. The Compensation Committee considered these and other factors required by the SEC and NYSE in selecting Compensia.
In 2016, Compensia worked in collaboration with the Company’s management at the Compensation Committee’s direction to review management’s recommendations to the Compensation Committee and to provide information and guidance to management on the Compensation Committee’s behalf. As the Compensation Committee’s consultant, Compensia provided input directly to the Compensation Committee and attended portions of the Committee’s meetings, including its executive sessions at which management was not present, as required by the Compensation Committee, and in order to support the Compensation Committee’s independent decision-making. Compensia performed executive compensation services at the request of the Compensation Committee in 2016, for which we paid approximately $48,000.
Our Peer Companies
The Compensation Committee, taking into account the advice of Compensia, identified the following peer group of companies in 2016 based on size and business focus for comparison purposes in determining compensation:

Actua	GTT Communications
Angie’s List	Intralinks
Bankrate	Limelight Networks
Bazaarvoice	Liquidity Services
Blucora	LivePerson
Care.com	RetailMeNot
comScore	Travelzoo
Everyday Health	Truecar
Global Eagle Entertainment	XO Group
The peer group of companies were selected on the basis of their similarity to the Company in size (as determined by revenue, market capitalization, net income, and number of employees), business focus, business strategy and industry. The Compensation Committee reviews the peer group of companies at least annually and makes adjustments to its composition, taking into account changes in both the Company’s business and the businesses of the core peer companies. The companies included in this group may change from year-to-year depending on various factors, including the acquisition of a referenced company or the identification of other companies that offer more valuable comparative information.
For 2016, the Compensation Committee removed Constant Contact, Monster Worldwide, and Xoom because they had been acquired and Demand Media, Envestnet, QuinStreet and Stamps.com because their market capitalization fell outside the desired range.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K.
Members of the Compensation Committee:
Brian (Skip) Schipper (Chairman)
Jim Friedlich
Golnar Sheikholeslami

Compensation Practices and Risks
The Compensation Committee has discussed the concept of risk as it relates to our compensation program, and the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•	our use of different types of compensation vehicles provides a balance of long-term and short-term incentives with fixed and variable components;

•	we grant equity-based awards with time-based vesting, which encourage participants to look to long-term appreciation in equity values;

•
our system of internal control over financial reporting, standards of business conduct, and whistleblower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under the features of our 2012 Equity Plan;

•	our adoption of a “claw-back” policy in 2015, under which the Company may generally seek reimbursement of cash incentive payments made to covered officers; and

•	our adoption of stock ownership guidelines for our directors and officers in 2015, which requires these directors and officers achieve target ownership levels under the terms of the guidelines.
The Company’s management reviews the primary elements of our compensation program on an annual basis and reviews the other elements from time-to-time to ensure that compensation levels remain competitive.
Summary Compensation Table for Fiscal Year 2016
The following table sets forth the total cash and non-cash compensation paid by us or incurred on our behalf to our NEOs during the years ended December 31, 2014, December 31, 2015, and December 31, 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Michael P. Durney(4)	2016	515,000	—	1,776,000	—	150,000	9,275		2,450,275
President & Chief	2015	515,000	—	2,531,200	—	329,191	9,275		3,384,666
Executive Officer	2014	500,000	—	—	257,282	473,723	9,100		1,240,105

Luc Grégoire(5)	2016	52,308	—	399,998	—	50,032	—		502,338
Chief Financial Officer

Shravan Goli(6)	2016	455,000	—	444,000	—	185,367	9,275		1,093,642
President, Brightmatter	2015	455,000	—	723,200	—	305,478	9,275		1,492,953
Group	2014	433,077	100,000	320,850	231,554	429,278	9,100		1,523,859

Pamela Bilash	2016	300,000	—	333,000	—	42,467	9,275		684,742
Senior Vice President,	2015	290,000	—	406,800	—	78,267	9,275		784,342
Human Resources	2014	273,237	—	113,400	84,913	104,219	9,100		584,869

James E. Bennett(7)	2016	303,616	—	444,000	—	59,700	2,907		810,223
Managing Director,	2015	290,057	—	406,800	—	162,161	16,504		875,522
Global Industry Brands	2014	306,240	—	142,600	102,913	118,668	—		670,421

John J. Roberts(8)	2016	253,870	—	555,000	—	—	354,863	(9)	1,163,733
Former Chief	2015	335,000	—	678,000	—	107,067	9,275		1,129,342
Financial Officer	2014	325,000	—	—	64,321	146,262	9,100		544,683

(1)
Represents the aggregate grant date fair value of restricted stock, stock options or PSUs granted during the year in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Stock Compensation (disregarding any forfeiture assumptions). These amounts do not correspond to the actual value that may be realized by our NEOs for these awards. See Note 13 to our consolidated financial statements and

“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock and Stock—Based Compensation” included in our Annual Report on Form 10-K for the assumptions made in determining these values. Assuming achievement of the maximum level of performance and utilizing the closing price of the Company’s stock on the date of grant, the fair value of PSUs granted in fiscal year 2016 is: $1,303,200, $325,800, $244,350, $325,800 and $407,250 for Mr. Durney, Mr. Goli, Ms. Bilash, Mr. Bennett, and Mr. Roberts, respectively.

(2)
Represents awards made pursuant to the Senior Bonus Pool Corp Pool (or Brightmatter Pool, in the case of Mr. Goli and Global Industry Group Pool, in the case of Mr. Bennett) and earned during the year indicated, although the awards were paid in the following year.

(3)	This amount represents employer contributions to our 401(k) plan or other savings plans for employees outside the United States.

(4)
Mr. Durney was eligible to receive a bonus of $182,346. Based on Mr. Durney’s recommendation to the Compensation Committee, and the Compensation Committee’s acceptance of his recommendation, Mr. Durney’s bonus was reduced to $150,000 with the additional amount contributed back into the pool to supplement the annual bonus amounts for members of senior management who are not NEOs.

(5)
Mr. Grégoire joined the Company in November 2016. His annual salary is $340,000. Mr. Grégoire was eligible to receive a bonus of $10,032 based on the Senior Bonus Plan but received an additional $40,000 as he was guaranteed a bonus of $50,000 in 2016 pursuant to the terms of his employment agreement.

(6)	Mr. Goli received a sign-on bonus of $100,000 that was paid in March 2014, the one year anniversary of employment.

(7)
All compensation amounts for Mr. Bennett have been converted from British Pounds to U.S. dollars at an exchange rate of US$1.36 for each £1 in 2016, US$1.53 for each £1 in 2015 and US$1.65 for each £1 in 2014. Mr. Bennett made an election in 2016 and 2015 which resulted in an employer contribution to his savings plan. Mr. Bennett did not make a similar election in 2014.

(8)	Mr. Roberts served as Chief Financial Officer of the Company through August 2016.

(9)
For Mr. Roberts, this amount for 2016 includes a separation payment of $337,500, reimbursement for the cost of health insurance continuation coverage under COBRA of $8,088, and employer contribution to our 401(k) plan of $9,275.

Grants of Plan-Based Awards for Fiscal Year 2016
The following table details grants of plan-based awards to our NEOs during 2016:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock(#)(3)	Grant Date Fair Value of Stock Awards($)(4)
		Target ($)	Maximum ($)	Target (#)	Maximum (#)
Michael P. Durney	2/18/2016					120,000	907,200
President & Chief Executive	2/18/2016			120,000	180,000		907,200
Officer		515,000	1,030,000

Luc Grégoire	11/1/2016					70,175	399,998
Chief Financial Officer		170,000	340,000

Shravan Goli	2/18/2016					30,000	226,800
President, Brightmatter Group	2/18/2016			30,000	45,000		226,800
		455,000	910,000

Pamela Bilash	2/18/2016					22,500	170,100
Senior Vice President,	2/18/2016			22,500	33,750		170,100
Human Resources		120,000	240,000

James E. Bennett	2/18/2016					30,000	226,800
Managing Director,	2/18/2016			30,000	45,000		226,800
Global Industry Brands		146,200(5)	292,400(5)

John J. Roberts	2/18/2016					37,500	283,500
Former Chief Financial Officer	2/18/2016			37,500	56,250		283,500
		—	—

(1)	For a description of the material terms of these awards, please see the “Compensation Discussion and Analysis—Elements of Executive Compensation—Senior Bonus Plan.”

(2)
The PSUs vest in three installments corresponding to three performance periods ending on each of the first, second and third anniversaries of the grant on the dates the Compensation Committee certifies the Company’s achievement of stock price performance relative to the Russell 2000 Index for the applicable performance period, provided that the recipient remains employed through such date.

(3)	The restricted stock vests 25% on each of the first, second, third and fourth anniversaries of the applicable vesting commencement date.

(4)
We estimated the fair value of restricted stock using the closing price of the Company’s stock on the grant date in accordance with the FASB ASC Topic 718 Stock Compensation. We estimated the fair value of PSU awards using the closing price of the Company’s stock on the grant date in accordance with the FASB ASC Topic 718 Stock Compensation. See Note 13 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock and Stock—Based Compensation” included in our Annual Report on Form 10-K for the assumptions made in determining these values.

(5)	Converted from British Pounds to U.S. dollars at an exchange rate of US$1.36 for each £1.
Employment Agreements
We have entered into an employment agreement with each of our NEOs. Each agreement contains confidentiality provisions and a representation and warranty that performance of the executive’s employment obligations under the agreement will not cause him or her to breach any non-disclosure agreement by which he or she is bound.

Michael P. Durney
Effective September 30, 2013, Mr. Durney became President and Chief Executive Officer. The employment agreement for Mr. Durney provides that Mr. Durney will continue to serve until his employment is terminated by us or by Mr. Durney, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of 12 months thereafter.
Mr. Durney is entitled to receive an annual base salary of $515,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 100% of his base salary. Mr. Durney participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Durney is entitled to five weeks of vacation per year.
Luc Grégoire
The employment agreement for Mr. Grégoire, our Chief Financial Officer, provides that Mr. Grégoire will continue to serve until his employment is terminated by us or by Mr. Grégoire, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of 12 months thereafter.
Mr. Grégoire is entitled to receive an annual base salary of $340,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 50% of his base salary (guaranteed to be at least $50,000 in respect of 2016). Mr. Grégoire participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Grégoire is entitled to four weeks of vacation per year.

Shravan Goli
Mr. Goli’s employment agreement provides that Mr. Goli will continue to serve as our President, Brightmatter Group until his employment is terminated by us or by Mr. Goli, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to solicit employees during the term of his employment and for a period of 12 months thereafter.
Mr. Goli is entitled to receive an annual base salary of $455,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan, and our benefit policies, is eligible for an annual discretionary target bonus of 100% of his base salary. Mr. Goli participates in our long-term incentive plan and all employee benefit plans including a 401(k) plan. Mr. Goli is entitled to four weeks of vacation per year.
Pamela Bilash
The employment agreement for Ms. Bilash, our Senior Vice President of Human Resources, provides that Ms. Bilash will continue to serve until her employment is terminated by us or by Ms. Bilash, which may be at any time, with or without cause, subject to the provisions of her employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of her employment and for a period of 12 months thereafter.
Ms. Bilash is entitled to receive an annual base salary of $300,000, and in accordance with the terms of her employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 40% of her base salary. Ms. Bilash participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Ms. Bilash is entitled to four weeks of vacation per year.
James E. Bennett
The employment agreement for Mr. Bennett, our Managing Director, Global Industry Brands, provides that Mr. Bennett will continue to serve until his employment is terminated by us or by Mr. Bennett, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees or customers during the term of his employment and for a period of 9 months thereafter.
Mr. Bennett is entitled to receive an annual base salary of $292,400 (as converted from British Pounds to U.S. dollars at an exchange rate of US$1.36 for each £1), and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 50% of his base salary. Mr. Bennett participates in our long-term incentive plan, and all employee benefit plans. Mr. Bennett is entitled to five weeks of vacation per year.

John J. Roberts
Mr. Robert’s employment as Chief Financial Officer was terminated effective August 31, 2016. Pursuant to his employment agreement, Mr. Roberts continued to serve as our Chief Financial Officer until his employment terminated. The agreement contained a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of 9 months thereafter.
Mr. Roberts was entitled to receive an annual base salary of $345,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, was eligible for an annual discretionary target bonus of 50% of his base salary. Mr. Roberts participated in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Roberts was entitled to four weeks of vacation per year.
In connection with Mr. Roberts’ separation from the Company on August 31, 2016, the Company entered into a separation agreement with Mr. Roberts and made a separation payment to Mr. Roberts in the amount of $337,500, accelerated vesting of certain equity awards, and reimbursed him for the cost of health insurance continuation coverage under COBRA of $8,088 in exchange for a release and certain covenants.
Outstanding Equity Awards at Fiscal Year-End 2016

	Vesting Commencement Date	Option Awards				Stock Awards			Equity Incentive Plan Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(#)	Market Value of Shares of Stock That Have Not Vested ($)(2)		Number of Unearned Units that Have Not Vested (#)	Market or Payout Value of Unearned Units that Have Not Vested ($)(3)
Name		Exercisable (#)(1)	Unexercisable (#)
Michael P.	1/31/07	105,108	—	6.49	1/31/17
Durney	2/10/10	140,000	—	6.08	2/10/17
	3/3/11	35,000	—	14.50	3/3/18
	2/27/12	45,000	—	8.97	2/27/19
	2/20/13	93,750	6,250	9.82	2/20/20	12,500	78,125
	7/24/13	182,812	42,188	9.27	7/24/20	20,000	125,000
	2/19/14	68,750	31,250	7.13	2/19/21
	3/3/15					105,000	656,250		93	583
	2/18/16					120,000	750,000		120	750

Luc	11/1/16					70,175	438,594
Grégoire

Shravan	3/18/13	93,750	6,250	10.03	3/18/20	25,000	156,250	(4)
Goli	2/19/14	16,875	28,125	7.13	2/19/21	22,500	140,625
	3/3/15					30,000	187,500		27	167
	2/18/16					30,000	187,500		30	188

Pamela	1/22/14	20,625	9,375	7.56	1/22/21	7,500	46,875
Bilash	3/3/15					16,875	105,469		15	94
	2/18/16					22,500	140,625		23	141

James E.	2/10/10	56,000	—	6.08	2/10/17
Bennett	3/3/11	20,000	—	14.50	3/3/18
	2/27/12	40,000	—	8.97	2/27/19
	2/20/13	37,500	2,500	9.82	2/20/20	5,000	31,250
	2/19/14	27,500	12,500	7.13	2/19/21	10,000	62,500
	3/3/15					16,875	105,469		15	94
	2/18/16					30,000	187,500		30	188

(1)	25% of the options vest on the first anniversary of the applicable vesting commencement date and 6.25% vest quarterly thereafter.

(2)
Except as otherwise indicated, restricted stock vests 25% on each of the first, second, third, and fourth anniversaries of the applicable vesting commencement date. We estimated the market value of stock awards using the closing price of the Company’s stock on December 31, 2016.

(3)
The PSUs vest in three installments corresponding to three performance periods ending on each of the first, second and third anniversaries of the grant on the dates the Compensation Committee certifies the Company’s achievement of stock price performance relative to the Russell 2000 Index for the applicable performance period, provided that the recipient remains employed through such date. In accordance with applicable SEC disclosure rules, we have shown the outstanding number of PSUs that would be earned as of December 31, 2016 if the performance from the date of grant through the end of the 2016 fiscal year was achieved at the minimum threshold performance (0.1%). Actual performance through such date was zero. We estimated the market value of such PSUs using the closing price of the Company’s stock on December 31, 2016.

(4)
Under the agreement pursuant to which the restricted stock was granted, 40% of the stock granted vests on each of the first and second anniversaries of his employment start date, March 18, 2013, and 10% vests on each of the third and fourth anniversaries thereafter.

Option Exercises and Stock Vested During Fiscal Year-End 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael P. Durney	100,000	599,576	125,666	987,033
Luc Grégoire	—	—	—	—
Shravan Goli	16,875	14,838	59,583	474,002
Pamela Bilash	—	—	16,875	139,444
James E. Bennett	—	—	36,875	289,431
John J. Roberts	—	—	71,875	579,969
Potential Post-Employment Payments Upon Termination or Change-in-Control
Equity Award Provisions
According to the terms of our 2005 Omnibus Stock Plan, our 2007 Equity Award Plan and our 2012 Equity Plan (collectively, the “Equity Plans”), if an NEO’s employment is terminated due to death or disability or for any other reason except by us for cause, the unvested portion of their equity awards will expire on the date they are terminated. The vested portion of stock option awards will remain exercisable until the earlier of either the expiration of the option period or 12 months after such termination in the case of termination due to death or disability, or 90 days after any other termination other than termination by us for cause.
If we terminate any NEO’s employment for cause, both the unvested equity awards and vested portions of the stock options will terminate on the same date such NEO’s employment is terminated.
In the event of a change in control, the PSU performance periods will be truncated and end on the date of the change in control.  The Company will determine the amount of PSUs deemed earned based on performance through the end of the truncated performance period (the “earned CIC PSUs”), and the executive will vest in a prorated portion of the earned CIC PSUs based on the portion of the three-year performance period that has elapsed, provided that the executive remains employed through the completion of the change in control.  The remaining earned CIC PSUs will convert into service-based restricted stock units which will vest, without regard to performance, ratably on a monthly basis through the end of the scheduled three-year performance period, provided that the executive remains employed through each such date. Any PSUs in excess of the earned CIC PSUs will be forfeited.
According to the terms of the Equity Plans, if an NEO’s employment is terminated by the Company other than for cause (and other than due to death or disability) within 12 months following a change in control, all outstanding equity awards will immediately become vested, and if applicable, exercisable.
Employment Agreements

The employment of each NEO may be terminated by us or by the NEO at any time, with or without cause, subject to the provisions of his or her employment agreement. The termination provisions applicable to each NEO are summarized below:
Michael P. Durney
If Mr. Durney’s employment is terminated by us without cause prior to a change of control, or more than 12 months following a change in control, we will provide him with a severance payment in an amount equal to his then current annual salary, provided he executes and delivers a release in a form prepared by us. In the event of such termination, all of Mr. Durney’s outstanding equity awards will immediately become vested and if applicable, exercisable.
If Mr. Durney’s employment is terminated either by us without cause or by him for good reason within 12 months following a change of control, he will be entitled to a lump sum severance payment of one times the sum of his then current annual salary plus his then current target bonus (or, if higher, the amount of bonus attributable to a calendar year’s service paid to the executive immediately prior to the change of control), and all outstanding equity awards will immediately become vested and, if applicable, exercisable.
Luc Grégoire
If Mr. Grégoire’s employment is terminated by us without cause (or by him due to a relocation without his consent to an office more than 40 miles from the principal office at which he is then employed) prior to a change of control, Mr. Grégoire is entitled to receive a lump sum severance payment equal to one times the sum of his then current annual salary and a pro-rata bonus in an amount equal to the product of (1) his then current full-year bonus target, multiplied by (2) the Achieved Percentage (as defined below), multiplied further by (3) a fraction, the numerator of which is the number of days elapsed from the commencement of the year of termination through the date of termination, and the denominator of which is 365. In the event of a termination by us without cause prior to a change in control (or by him due to a relocation without his consent, to an office more than 40 miles from the principal office at which he is then employed), Mr. Grégoire is entitled to accelerated vesting, with respect to 25% of the shares of Company Common Stock underlying Mr. Grégoire’s then unvested equity awards. The “Achieved Percentage” means the percentage of the full-year bonus target deemed to be earned under the bonus plan based on actual performance through the end of the month in which the termination occurs as compared to target performance through the end of the month in which the termination occurs.
If Mr. Grégoire’s employment is terminated either by us without cause or by him for good reason, in each case, within 12 months following a change of control, he will be entitled to a lump sum severance payment of one times the sum of his then current annual salary plus his then current target bonus, and all outstanding equity awards will immediately become vested and, if applicable, exercisable.
Any severance payments are conditioned on Mr. Grégoire’s execution and delivery of a release in a form prepared by us.
Shravan Goli
If Mr. Goli’s employment is terminated by us without cause before the three month period prior to a change of control, subject to his execution of a release, he will be entitled to a lump sum severance payment of 100% of his then current annual salary, and a pro-rata bonus in an amount equal to the product of (1) his then current full-year bonus target, multiplied by (2) the Achieved Percentage (as defined below), multiplied further by (3) a fraction, the numerator of which is the number of days elapsed from the commencement of the year of termination through the date of termination, and the denominator of which is 365. The “Achieved Percentage” means the percentage of the full-year bonus target deemed to be earned under the bonus plan based on actual performance through the end of the month in which the termination occurs as compared to target performance through the end of the month in which the termination occurs, but only taking into account performance criteria under the bonus plan that relate to objective and nondiscretionary financial performance, proportionally adjusting the weightings of each performance criteria to reflect that any performance criteria (other than those that relate to objective and non-discretionary financial performance) shall not apply, and using prorated full-year targets if there are no applicable monthly target amounts for one or more of the applicable performance criteria. In addition, 25% of the then unvested shares of restricted stock and stock options shall immediately vest upon such termination (and the remaining unvested shares of restricted stock and stock options shall be immediately forfeited).
If Mr. Goli’s employment is terminated either by us without cause or by him for good reason, in each case, within 12 months following a change of control, or during the three months prior to a change in control, subject to his execution of a release, he will be entitled to receive a lump sum severance payment equal to one times his then current annual salary plus his then current target bonus, and all outstanding equity awards will become immediately vested and, if applicable, exercisable.

In addition, subject to his continued employment through a change of control, the portion of the then unvested shares of his initial grant of restricted stock and stock options that are scheduled to vest during the 12-month period immediately following the change of control shall immediately vest on the change of control.
Pamela Bilash
If Ms. Bilash’s employment is terminated by us without cause, Ms. Bilash is entitled to receive a lump sum severance payment equal to 50% of her then current annual salary, provided she executes and delivers a release in a form prepared by us.
James E. Bennett
The employment of Mr. Bennett may be terminated by the Company or Mr. Bennett at any time with or without cause, subject to the provisions of his employment agreement (which generally requires six months advance notice of termination). However the Company may terminate Mr. Bennett’s employment at any time if he has been unable to perform his duties by reason of ill health or injury for 30 days in any period of 52 consecutive weeks; if he becomes of unsound mind or a patient for the purpose of any mental health statute, or bankrupt; if he is convicted of a crime other than one that in the opinion of the Board of Directors of the Company does not affect his position as an employee of the Company; or if he is guilty of any serious default or misconduct in connection with or affecting the business of the Company, commits any serious or repeated breach of his obligations under his employment, is guilty of serious neglect or negligence in the performance of his duties or behaves in a manner which is likely to bring the Company into disrepute or which seriously impairs his ability to perform his duties.
If Mr. Bennett’s employment is terminated either by us without cause or by him for good reason within twelve months following a change of control, he will be entitled to a lump sum severance payment of one times the sum of his then current annual salary plus his then current target bonus, and all outstanding equity awards will immediately become vested.
John J. Roberts
Mr. Roberts entered into a separation agreement with us, effective August 1, 2016, which included a release of claims against the Company. Mr. Roberts was entitled to certain payments and benefits, including the following: (i) a lump sum payment equal to $337,500; (ii) accelerated vesting of certain equity-based awards; and (iii) reimbursement for the cost of health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 premiums for 12 months, in excess of the cost of such benefits that active employees are required to pay. Mr. Roberts is subject to non-compete and non-solicit restrictions for 9 months following the separation date.
Applicable Definitions. For purposes of the employment agreements with our NEOs:
A termination for “cause” in the absence of a change in control under employment agreements for Mr. Durney includes any of the following actions by the executive: embezzlement; misappropriation of funds; conviction of a felony; any acts of dishonesty, fraud or deceit; breach of a material provision of the executive’s employment agreement; habitual or willful neglect of duties; commission of any act that would rise to the level of felony breach of fiduciary duty to us involving personal profit; or significant or material violation of our policies or other contractual, statutory or common law duties to us.
A termination for “cause” under the employment agreements for Messrs. Goli, Bennett and Grégoire and Ms. Bilash, and for a termination in connection with a change in control, the employment agreement for Mr. Durney, includes embezzlement; misappropriation of funds of the Company; conviction of a felony; commission of any other act of dishonesty which causes material economic harm to the Company; acts of fraud or deceit which causes material economic harm to the Company; material breach of any provision of an employment agreement; willful failure to substantially perform duties; willful breach of fiduciary duty to the Company involving personal profit; or significant violation of Company policy of which such executive is made aware (or should reasonably be expected to be aware) or other contractual, statutory or common law duties to the Company.
A termination for “good reason” (under employment agreements with those NEOs for whom this applicable) includes any of the following Company actions:

•	a diminution in the NEO’s responsibilities, title, duties and reporting lines compared to those existing immediately prior to a change of control;

•	a reduction in the NEO’s salary, incentive compensation and other employee benefits compared to those existing immediately prior to a change of control;

•	relocation of the NEO to an office more than 40 miles from the NEO’s principal office immediately prior to a change of control;

•	breach by us of the NEO’s employment agreement; or

•	failure of any successor to assume, in writing, all obligations under the NEO’s employment agreement.
A “change of control” for these purposes consists of any of the following:

•	an acquisition of more than 50% of our voting securities (other than acquisitions from or by us);

•	any stockholder-approved transfer or disposition of all or substantially all of our assets;

•	any plan of liquidation providing for the distribution of all or substantially all of our assets;

•
the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all our assets or the acquisition of assets or stock of another corporation or other business combination, unless following such business combination (1) all or substantially all of the beneficial owners of our securities before the business combination beneficially own more than 60% of the voting securities of the resulting corporation in substantially the same proportions as their ownership before the transaction; (2) no person owns 20% or more of the voting securities of the resulting corporation except to the extent that such ownership existed before the business combination; and (3) the members of our Board of Directors prior to such business combination constitute at least a majority of the Board of Directors of the resulting corporation; or

•	a change in the composition of our Board over a period of 36 months or less such that a majority of the Board members cease to be continuing directors.
As noted above, certain NEOs may become entitled to certain severance payments upon termination of employment without cause or by the employee for good reason after a change in control. These severance payments are described more specifically below, but generally include a lump sum payment tied to salary and bonus level and accelerated vesting of equity. For Messrs. Durney and Goli and Ms. Bilash only, in the event that any severance payments would be subject to the excise tax imposed by Section 4999 of the Code, we will “gross up,” on an after-tax basis, such NEO’s compensation so as to put the NEO in the same after-tax position that the executive would have enjoyed had the Section 4999 excise tax not applied to the severance payments. These make-whole provisions include certain computational assumptions and conventions, for example: (1) any other payments or benefits received in connection with a change in ownership or control will be treated as parachute payments, and all excess parachute payments are treated as subject to the excise tax, both as defined by Section 280G of the Code, and (2) the amount of the severance payments which will be treated as subject to the excise tax will be the lesser of the total amount of the severance payments or the amount of the excess parachute payments.
Any NEO who voluntarily resigns for any reason other than good reason following a change of control will not be entitled to any severance payment or acceleration of the vesting of any unvested stock options.
Upon any termination by the Company without cause or by the NEO for good reason, each NEO, his or her spouse and eligible dependents will be entitled to continued medical and dental benefits at active-employee rates for a period of 12 months following termination.
Termination Payments
The following table sets forth the payments each of our NEOs would have received if their employment had been terminated by us without cause on December 31, 2016 and there was no change of control.

Name	Benefit	Amount Payable for Termination Without Cause
Michael P. Durney	Cash Severance	$515,000
	Medical and Dental Benefits	10,333
	*Option Acceleration Value	—
	**Restricted Stock Acceleration Value	1,609,375
	***PSU Stock Acceleration Value	—

Luc Grégoire(1)	Cash Severance	510,000
	Medical and Dental Benefits	14,216
	**Restricted Stock Acceleration Value	109,648

Shravan Goli(2)	Cash Severance	910,000
	Medical and Dental Benefits	14,216
	*Option Acceleration Value	—
	**Restricted Stock Acceleration Value	167,969

Pamela Bilash	Cash Severance	150,000
	Medical and Dental Benefits	14,216

James E. Bennett(3)	Cash Severance	146,200
	Medical and Dental Benefits	2,863

*
Option acceleration values reflect the cash-out value of the non-vested options equal to their spread (fair value of the underlying stock as of December 31, 2016 ($6.25) less the exercise price as determined under the applicable equity plan) at the assumed payment date, which is December 31, 2016.

**	Restricted stock acceleration values reflect the value of the non-vested shares equal to the fair value of the underlying stock as of December 31, 2016.

***
The PSU award agreements do not provide for any acceleration in the event of a termination of an NEO’s employment. However, as noted above, certain NEO’s employment agreements provide for accelerated vesting of specified percentages of outstanding equity awards upon certain terminations of employment. The amounts shown above assume that (i) each such NEO shall be entitled to vest in such specified percentage of the number of PSUs that are ultimately earned based on actual performance at the end of the performance period and (ii) the actual performance for such performance period is equal to the actual performance through December 31, 2016, which, based on the closing price of the Company’s stock on December 31, 2016, is worth $0 for Mr. Durney.

(1)
Mr. Grégoire’s cash severance of $510,000 is the maximum that can be achieved and includes one times his annual base salary plus his full-year bonus target of 50% times his annual base salary, which may be reduced by his actual performance achieved versus his target performance through the month of his termination and the ratio of days elapsed from the commencement of the year of termination through the date of termination.  In the event of termination, the actual severance paid will be between $340,000 and $510,000 as defined in his employment agreement.

(2)
Mr. Goli’s cash severance of $910,000 is the maximum that can be achieved and includes one times his annual base salary plus his full-year bonus target of one times his annual base salary, which may be reduced by his actual performance achieved versus his target performance through the month of his termination and the ratio of days elapsed from the commencement of the year of termination through the date of termination.  In the event of termination, the actual severance paid will be between $455,000 and $910,000 as defined in his employment agreement.

(3)	All amounts for Mr. Bennett have been converted from British Pounds to U.S. dollars at an exchange rate of US$1.36 for each £1.

Mr. Roberts served as Chief Financial Officer through August 2016, when his employment terminated. Pursuant to the terms of his separation agreement, he was paid a separation payment of $337,500, reimbursed for the cost of health insurance continuation coverage under COBRA of $8,088 and granted accelerating vesting of certain unvested equity awards as follows: 25,000 stock options; 31,250 shares of restricted stock ($251,875) and 18,750 PSUs ($151,125).

Change of Control Termination
The following table sets forth the payments each of our NEOs would have received if, following (or, for Mr. Goli, during the three-month period prior to) a change of control, their employment had been terminated by us without cause, or, if applicable, by them for good reason on December 31, 2016.

Name	Benefit	Amount Payable for Termination Without Cause or for Good Reason
Michael P. Durney	Cash Severance	$1,030,000
	Medical and Dental Benefits	10,333
	*Option Acceleration Value	—
	**Restricted Stock Acceleration Value	1,609,375
	***PSU Acceleration Value	—

Luc Grégoire	Cash Severance	510,000
	Medical and Dental Benefits	14,216
	**Restricted Stock Acceleration Value	438,594

Shravan Goli(1)	Cash Severance	910,000
	Medical and Dental Benefits	14,216
	*Option Acceleration Value	—
	**Restricted Stock Acceleration Value	671,875
	***PSU Acceleration Value	—

Pamela Bilash	Cash Severance	150,000
	Medical and Dental Benefits	14,216
	*Option Acceleration Value	—
	**Restricted Stock Acceleration Value	292,969
	***PSU Acceleration Value	—

James E. Bennett(2)	Cash Severance	438,600
	Medical and Dental Benefits	2,863
	*Option Acceleration Value	—
	**Restricted Stock Acceleration Value	386,719
	***PSU Acceleration Value	—

*
Option acceleration values reflect the cash-out value of the non-vested options equal to their spread (fair value of the underlying stock as of December 31, 2016 ($6.25) less the exercise price as determined under the applicable equity plan) at the assumed payment date, which is December 31, 2016.

**	Restricted stock acceleration values reflect the value of the non-vested shares equal to the fair value of the underlying stock as of December 31, 2016.

***
As noted above under “Equity Award Provisions”, in the event of a change of control (and without regard to whether there is a termination of employment), our NEOs would vest in a prorated portion of their earned CIC PSUs, which, based on the closing price of the Company’s stock on December 31, 2016, is worth $0 for Messrs. Durney, Goli, and Bennett and Ms. Bilash.

(1)
Pursuant to Mr. Goli’s employment agreement, upon a change in control (in the absence of a termination), he would be entitled to an additional 12 months of vesting with respect to his initial equity awards (equal to $382,813).

(2)	All amounts for Mr. Bennett have been converted from British Pounds to U.S. dollars at an exchange rate of US$1.36 for each £1.

Board Compensation
Under the Company’s Corporate Governance Guidelines, non-employee director compensation is determined by the Compensation Committee in accordance with the policies and principles set forth in its charter. Directors who are also employees of the Company receive no additional compensation for service as a director.
Effective July 2015, the Company pays its independent directors an annual fee of $35,000 for service on the Board. The Chairman of the Board, who is also Chairman of the Nominating and Corporate Governance Committee, is paid an additional $25,000 per year. The Chairperson of the Audit Committee is paid an additional $15,000 per year, while a member of the Audit Committee is paid an additional $7,500 per year.  The chairman of the Compensation Committee is paid an additional $10,000 per year, while a member of the Compensation Committee is paid an additional $5,000 per year.  A member of the Nominating and Corporate Governance Committee is paid an additional $2,500 per year.
Restricted stock grants of 16,000 shares each were issued to Messrs. Melland, Barter, Gordon, Schipper, Friedlich and Goldfield and Mses. Sheikholeslami and Carpenter in April 2016 for their service on the Board. The restriction is lifted one year after issuance of the stock if they are still serving on the Board. Ms. Deason was issued 12,700 shares upon her appointment in July 2016 which will vest in April 2017. We estimated the fair value of the award on the grant date using the value of the Company’s stock on the date of the grant.
The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2016. Mr. Durney does not receive additional compensation for his services as a director.
Director Compensation Table for Fiscal 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Scot W. Melland	$35,000	$109,280	$144,280
John W. Barter	71,875	109,280	181,155
Peter R. Ezersky (2)	—	—	—
David S. Gordon	37,500	109,280	146,780
Jim Friedlich	40,000	109,280	149,280
Golnar Sheikholeslami	47,500	109,280	156,780
Brian Schipper	45,000	109,280	154,280
Carol Carpenter	37,500	109,280	146,780
Burton M. Goldfield	42,500	109,280	151,780
Jennifer Deason(3)	22,500	86,741	109,241
Michael P. Durney(4)	—	—	—

(1)
Represents the aggregate grant date fair value of restricted stock granted during the year in accordance with the FASB ASC Topic 718, Stock Compensation. See Note 13 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock and Stock-Based Compensation” in our Annual Report on Form 10-K for the assumption made in determining these values. On December 31, 2016, each of Messrs. Melland, Barter, Gordon, Friedlich, Schipper and Goldfield and Ms. Sheikholeslami and Ms. Carpenter had 16,000 shares of restricted stock outstanding. Ms. Deason had 12,700 shares of restricted stock outstanding on December 31, 2016. On December 31, 2016, Mr. Barter held options to purchase 42,094 shares of Common Stock at an exercise price of $7.11, all of which were vested. No other non-employee director had any shares of restricted stock outstanding and no other non-employee director had any outstanding stock options.

(2)	Mr. Ezersky was the Chairman of the Board through January 31, 2016, when he resigned from the Board.

(3)	Ms. Deason joined the Board of Directors in July 2016 and was issued 12,700 shares upon her appointment.

(4)	Mr. Durney is also an executive officer of the Company. He did not receive additional compensation for his services as a Board member.

OTHER PROCEDURAL MATTERS
Electronic Delivery of Proxy Materials and Annual Report
This proxy statement and the Company’s Annual Report on Form 10-K are available on the Investors section of the Company’s website at www.dhigroupinc.com/investors. You can save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a stockholder of record, you may sign up for this service by utilizing the contact information on the accompanying proxy card. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic access of materials. Your consent to electronic access will remain in effect until you revoke it. If you choose electronic access, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.
Reduce Duplicate Mailings—Householding
In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street name stockholder”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or accompanying annual report may request a copy by contacting the bank, broker or other holder of record or the Company at: DHI Group, Inc., 1040 Avenue of the Americas, 8th Floor, New York, New York 10018, Attention: Investor Relations, or by calling Investor Relations at (212) 448-4181. Stockholders of record sharing an address who receive multiple copies of proxy materials and wish to receive a single copy of such materials in the future should submit their request to us in the same manner.
Proxy Solicitation Costs
The proxies being solicited under this proxy statement are being solicited by the Board of Directors of the Company. All expenses of this solicitation will be borne by the Company.
Directors, officers and other employees of the Company may, but without compensation other than their regular compensation and reimbursement of reasonable out-of-pocket expenses, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokers, fiduciaries, custodians and other nominees for their reasonable expenses in forwarding solicitation material to the beneficial owners of our Common Stock held in their names.
Stockholder Communications
Stockholders and interested parties may contact any of the Company’s directors, including the Chairman, the non-management directors as a group, the chairs of any committee of the Board of Directors or any committee of the Board of Directors by writing them as follows:
[Name(s)/Title(s)]
c/o Corporate Secretary
DHI Group, Inc.
1040 Avenue of the Americas, 8th Floor
New York, NY 10018
Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and will be handled in accordance with procedures established by the Audit Committee with respect to such matters.
Stockholder Proposals for Inclusion in 2018 Proxy Statement
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company’s Corporate Secretary at its principal executive office in a timely manner. In order to be included in the Company’s proxy statement for the 2018 Annual Meeting, stockholder proposals must be received by the Company in accordance with the timing and other requirements of Rule 14a-8. Therefore, in order to be included in the Company’s proxy statement for the 2018 Annual Meeting, stockholder proposals must be received at our principal executive offices no later than November 23, 2017.

Director Nominations and Other Stockholder Proposals for Presentation at the 2018 Annual Meeting
In addition, the Company’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary of the date of the prior year’s annual meeting of stockholders and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2018 Annual Meeting, such a proposal must generally be received by the Company on or after December 29, 2017, but no later than January 28, 2018 subject to certain exceptions in the Company’s by-laws.
Any stockholder business may be excluded if the exclusion is permitted by the applicable regulations of the Commission. If a stockholder who has notified the Company of his, her or its intention to present a proposal at the annual meeting does not appear at such annual meeting, the Company need not present the proposal for a vote at such meeting.
The form of proxy and the proxy statement have been approved by the Board of Directors and are being mailed and delivered to the Company’s stockholders by its authority. This proxy statement is being mailed on or about March 23, 2017.

Michael P. Durney
President and Chief Executive Officer
March 23, 2017

Annex A

FIRST AMENDMENT TO THE
DICE HOLDINGS, INC. 2012 OMNIBUS EQUITY AWARD PLAN

This First Amendment (this “Amendment”) to the Plan (as defined below) is adopted by the Board as of the 15th day of March, 2017, subject to and effective upon stockholder approval.

WHEREAS, DHI Group, Inc. (formerly known as Dice Holdings, Inc., the “Company”) has adopted the Dice Holdings, Inc. 2012 Omnibus Equity Award Plan (the “Plan”);

WHEREAS, the Compensation Committee of the Board has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Plan, and has recommended to the Board that the Board amend the Plan, subject to stockholder approval;

WHEREAS, the Board may amend the Plan pursuant to Section 14(a) of the Plan, provided that stockholder approval is required for certain types of amendments; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Plan as set forth below.

NOW THEREFORE, BE IT RESOLVED, that

1.	Section 5(b) of the Plan is hereby amended and restated in its entirety to read as follows:
“(b) Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 12 of the Plan and subsection (e) below, no more than 7,000,000 shares of Common Stock plus any shares of Common Stock that are available for issuance under the Prior Plans as of the Effective Date or that become available after the Effective Date for issuance upon cancellation or expiration of awards granted under the Prior Plans to the extent not exercised or settled, may be delivered in the aggregate pursuant to Awards granted under the Plan; (ii) subject to Section 12 of the Plan, no more than 2,000,000 shares of Common Stock may be subject to grants of Options or SARs under the Plan to any single Participant during any 12-month period; (iii) subject to Section 12 of the Plan, no more than 3,000,000 shares of Common Stock may be delivered pursuant to the exercise of Incentive Stock Options granted under the Plan; (iv) subject to Section 12 of the Plan, no more than 1,000,000 shares of Common Stock may be delivered in respect of Performance Compensation Awards denominated in shares of Common Stock granted pursuant to Section 12 of the Plan to any Participant for a single Performance Period (or with respect to each single fiscal year in the event a Performance Period extends beyond a single fiscal year), or in the event such Performance Compensation Award is paid in cash, other securities, other Awards or other property, no more than the Fair Market Value of 1,000,000 shares of Common Stock on the last day of the Performance Period to which such Award relates; (v) the maximum amount that can be paid to any individual Participant for a single fiscal year during a Performance Period (or with respect to each single year in the event a Performance Period extends beyond a single year) pursuant to a Performance Compensation Award denominated in cash described in Section 12 of the Plan shall be $5,000,000 and (vi) subject to Section 12 of the Plan, the aggregate Awards granted to any one Non-Employee Director in respect of any single fiscal year of the Company, solely with respect to his or her service on the Board, may not exceed $750,000 based on (x) the aggregate value of all Awards denominated in cash and (y) the Fair Market Value of all Awards denominated in Common Stock, in each case as determined on the Date of Grant (provided that with respect to Non-Employee Director fees payable in cash, if a Non-Employee Director elects to receive such fees in an Award or Awards denominated in Common Stock, then such fees and the Award or Awards in lieu thereof shall not count against such $750,000 limit.

2.
Section 15(d)(ii) of the Plan is hereby amended to delete the phrase: “but no more than the minimum required statutory liability withholding liability, if required to avoid adverse accounting treatment of the Award as a liability award under ACS 718)” and replace it with the phrase “but no more than the maximum statutory withholding amount permitted that will not result in adverse accounting treatment of the Award as a liability award under ACS 718)”.

3.	All references in the Plan to “Dice Holdings, Inc.” shall be replaced with “DHI Group, Inc.” unless the context clearly requires otherwise.

4.	Section 2(mm) of the Plan is hereby amended and restated in its entirety to read as follows: “(mm) “Plan” means this DHI Group, Inc. 2012 Omnibus Equity Award Plan.”

5.
This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and performed wholly within the State of New York, without giving effect to the conflict of laws provisions thereof.

6.
Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Plan. Further, except as expressly modified herein, all terms, provisions and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned, being authorized by the Board to execute this Amendment in evidence of the adoption of this Amendment by the Board, has executed this Amendment as of the date first written above.

DHI Group, Inc.

By:     /s/ Brian P. Campbell
        Name: Brian P. Campbell
    Title: Vice President, Business and Legal Affairs
and General Counsel

Dice Holdings, Inc.
2012 Omnibus Equity Award Plan

1.Purpose. The purpose of the Dice Holdings, Inc. 2012 Omnibus Equity Award Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel, including the services of experienced and knowledgeable non-executive directors, and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including but not limited to incentive compensation measured by reference to the value of Common Stock or the results of operations of the Company, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s shareholders. This Plan document is an omnibus document which includes, in addition to the Plan, separate sub-plans (“Sub-Plans”) that permit offerings of grants to employees of certain Designated Foreign Subsidiaries. Offerings under the Sub-Plans may be made in particular locations outside the United States of America and shall comply with local laws applicable to offerings in such foreign jurisdictions. The Plan shall be a separate and independent plan from the Sub-Plans, but the total number of shares of Common Stock authorized to be issued under the Plan applies in the aggregate to both the Plan and the Sub-Plans.
2.    Definitions. The following definitions shall be applicable throughout the Plan.
(a)    “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
(b)    “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award and Performance Compensation Award granted under the Plan. For purposes of Section 5(c) of the Plan, “Award” and “Award under the Plan” shall also mean any stock-based award granted under a Prior Plan and outstanding on the Effective Date.
(c)    “Beneficial Owner” has the meaning set forth in Rule 13d-3 promulgated under Section 13 of the Exchange Act.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Cause” means, in the case of a particular Award, unless the applicable Award agreement states otherwise, (i)  the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment, consulting, change in control, severance or any other agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment, consulting, change in control, severance or other agreement (or the absence of any definition of “cause” or term of similar import therein), (A) the Participant has failed to follow the lawful instructions of the Board or his or her direct superiors, in each case other than as a result of his or her incapacity due to physical or mental illness or injury, and such failure has resulted in, or could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Company or an Affiliate (B) the Participant has engaged in conduct harmful (whether financially, reputationally or otherwise) to the Company or an Affiliate (C) the Participant having been convicted of, or plead guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, (D) the willful misconduct or gross neglect of the Participant that has resulted in or could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Company or an Affiliate, (E) the willful violation by the Participant of the written policies of the Company or any of its Affiliates, that has resulted in or could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Company or an Affiliate; (F) the Participant’s fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company (other than good faith expense account disputes); (G) the Participant’s act of personal dishonesty which involves personal profit in connection with the Participant’s employment or service with the Company or an Affiliate, or (H) the willful breach by the Participant of fiduciary duty owed to the Company or an Affiliate; provided, however, that the Participant shall be provided a 10-day period to cure any of the events or occurrences described in the immediately preceding clause (A) hereof, to the extent capable of cure during such 10-day period. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.
(f)    “Change in Control” shall, in the case of a particular Award, unless the applicable Award agreement (or any employment, consulting, change in control, severance or other agreement between a Participant and the Company or an Affiliate) states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:
(i)    the acquisition by any Person other than Quadrangle Capital Partners II LP (“Quadrangle”), General Atlantic Partners 79, L.P. (“General Atlantic”) or their respective Affiliates (each, individually an “Investor” and collectively, the “Investors”) of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company, or (II) any acquisition by any employee benefit plan sponsored or maintained by the Company; provided, however, that the foregoing exception for acquisitions by Quadrangle or General Atlantic, as applicable, shall cease to apply with respect to such Investor after the date on which such Investor ceases to have beneficial ownership of at least 10% of the Outstanding Company Common Stock;
(ii)    individuals who, during any consecutive 24-month period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided, that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(iii)    the approval by the shareholders of the Company of a plan of complete dissolution or liquidation of the Company; or
(iv)    the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an Affiliate of the Company (a “Sale”), that in each case requires the approval of the Company’s stockholders (whether for such Business Combination or Sale or the issuance of securities in such Business Combination or Sale), unless immediately following such Business Combination or Sale: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination or the entity which has acquired all or substantially all of the business or assets of the Company in a Sale (in either case, the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the Outstanding Company Voting

Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale, (B) no Person (other than any Investor or any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination or Sale were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or Sale.
(g)    “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
(h)    “Committee” means the Compensation Committee of the Board or subcommittee thereof if required with respect to actions taken to obtain the exception for performance-based compensation under Section 162(m) of the Code or to comply with Rule 16b-3 of the Exchange Act in respect of Awards or, if no such Compensation Committee or subcommittee thereof exists, the Board.
(i)    “Common Stock” means the common stock, par value $0.01 per share, of the Company (and any stock or other securities into which such common stock may be converted or into which it may be exchanged).
(j)    “Company” means Dice Holdings, Inc., a Delaware corporation, and any successor thereto.
(k)    “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization or, if there is no such date, the date indicated on the applicable Award agreement.
(l)    “Designated Foreign Subsidiaries” means all Affiliates organized under the laws of any jurisdiction or country other than the United States of America that may be designated by the Board or the Committee from time to time.
(m)    “Disability” means, unless in the case of a particular Award the applicable Award agreement states otherwise, the Company or an Affiliate having cause to terminate a Participant’s employment or service on account of “disability,” as defined in any then-existing employment, consulting, change in control, severance or other agreement between the Participant and the Company or an Affiliate or, in the absence of such an employment, consulting, change in control, severance or other agreement (or in the absence of any definition of “disability” or term of similar import therein), a Participant’s total disability as defined below and (to the extent required by Section 409A of the Code) determined in a manner consistent with Section 409A of the Code and the regulations thereunder:
(i)    The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(ii)    A Participant will be deemed to have suffered a Disability if determined to be totally disabled by the Social Security Administration. In addition, the Participant will be deemed to have suffered a Disability if determined to be disabled in accordance with a disability insurance program maintained by the Company.
(n)    “Effective Date” means the date the Plan is approved by the shareholders of the Company.

(o)    “Eligible Director” means a person who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code and (iii) an “independent director” under the rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation.
(p)    “Eligible Person” means any (i) individual employed by the Company or an Affiliate who satisfies all of the requirements of Section 6 of the Plan; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate who may be offered securities registrable on Form S-8 under the Securities Act; or (iv) any prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or providing services to the Company or its Affiliates).
(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(r)    “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.
(s)    “Fair Market Value” means, on a given date, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, or if the Committee determines in its sole discretion that the shares of Common Stock are too thinly traded for Fair Market Value to be determined pursuant to clause (i) or (ii), the amount determined by the Committee in good faith to be the fair market value of the Common Stock.
(t)    “Immediate Family Members” shall have the meaning set forth in Section 15(b)(ii) of the Plan.
(u)    “Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(v)    “Indemnifiable Person” shall have the meaning set forth in Section 4(f) of the Plan.
(w)    “Investor” and “Investors” have the meaning given such term in the definition of “Change in Control”.
(x)    “Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award consistent with Section 162(m) of the Code.
(y)    “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.
(z)    “Non-Employee Director” means a member of the Board who is not an employee of a member of the Company or any Affiliate.

(aa)    “NYSE” means the New York Stock Exchange.
(bb)    “Option” means an Award granted under Section 7 of the Plan.
(cc)    “Option Period” has the meaning given such term in Section 7(c) of the Plan.
(dd)    “Other Stock-Based Award” means an Award granted under Section 10 of the Plan.
(ee)    “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.
(ff)    “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.
(gg)    “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.
(hh)    “Performance Formula” shall mean, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion or none of the Performance Compensation Award has been earned for the Performance Period.
(ii)    “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.
(jj)    “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.
(kk)    “Permitted Transferee” shall have the meaning set forth in Section 15(b)(ii) of the Plan.
(ll)    “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company.
(mm)    “Plan” means this Dice Holdings, Inc. 2012 Omnibus Equity Award Plan.
(nn)    “Prior Plans” shall mean, as amended from time to time, the Dice Holdings, Inc. 2007 Equity Award Plan and the Dice Holdings, Inc. 2005 Omnibus Stock Plan.
(oo)    “Released Unit” shall have the meaning assigned to it in Section 9(f)(ii) of the Plan.
(pp)    “Restricted Period” means the period of time determined by the Committee during which an Award or a portion thereof is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
(qq)    “Restricted Stock” means Common Stock, subject to certain specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(rr)     “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(ss)    “SAR Period” has the meaning given such term in Section 8(c) of the Plan.
(tt)    “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(uu)    “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(vv)    “Strike Price” has the meaning given such term in Section 8(b) of the Plan.
(ww)    “Substitute Award” has the meaning given such term in Section 5(e) of the Plan.
(xx)    “Sub-Plans” has the meaning given such term in Section 1 of the Plan.
(yy)    “Vesting Commencement Date” has the meaning given such term in an applicable Award agreement under the Plan.
3.    Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
4.    Administration. (a) The Committee shall administer the Plan. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) or necessary to obtain the exception for performance-based compensation under Section 162(m) of the Code, or any exception or exemption under the rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, as applicable, it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted or action taken by the Committee that is otherwise validly granted or taken under the Plan.
(b)    Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting, delivery or exercisability of, payment for or lapse of restrictions on, or waive any condition in respect of, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)    Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to persons (i) who are non-employee members of the Board or otherwise are subject to Section 16 of the Exchange Act or (ii) who are, or who are reasonably expected to be, “covered employees” for purposes of Section 162(m) of the Code.
(d)    The Committee shall have the authority to amend the Plan (including by the adoption of appendices or subplans) and/or the terms and conditions relating to an Award to the extent necessary to permit participation in the Plan by Eligible Persons who are located outside of the United States on terms and conditions comparable to those afforded to Eligible Persons located within the United States; provided, however, that no such action shall be taken without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including as necessary to prevent the Company from being denied a tax deduction on account of Section 162(m) of the Code).
(e)    Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.
(f)    No member of the Board, the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made under the Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval (not to be unreasonably withheld), in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(g)    Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5.    Grant of Awards; Shares Subject to the Plan; Limitations.(a) The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and/or Performance Compensation Awards to one or more Eligible Persons.
(b)    Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 12 of the Plan and subsection (e) below, no more than 4,000,000 shares of Common Stock plus any shares of Common Stock that are available for issuance under the Prior Plans as of the Effective Date or that become available after the Effective Date for issuance upon cancellation or expiration of awards granted under the Prior Plans to the extent not exercised or settled, may be delivered in the aggregate pursuant to Awards granted under the Plan; (ii) subject to Section 12 of the Plan, no more than 2,000,000 shares of Common Stock may be subject to grants of Options or SARs under the Plan to any single Participant during any 12-month period; (iii) subject to Section 12 of the Plan, no more than 3,000,000 shares of Common Stock may be delivered pursuant to the exercise of Incentive Stock Options granted under the Plan; (iv) subject to Section 12 of the Plan, no more than 1,000,000 shares of Common Stock may be delivered in respect of Performance Compensation Awards denominated in shares of Common Stock granted pursuant to Section 11 of the Plan to any Participant for a single Performance Period (or with respect to each single fiscal year in the event a Performance Period extends beyond a single fiscal year), or in the event such Performance Compensation Award is paid in cash, other securities, other Awards or other property, no more than the Fair Market Value of 1,000,000 shares of Common Stock on the last day of the Performance Period to which such Award relates; and (v) the maximum amount that can be paid to any individual Participant for a single fiscal year during a Performance Period (or with respect to each single year in the event a Performance Period extends beyond a single year) pursuant to a Performance Compensation Award denominated in cash described in Section 11(a) of the Plan shall be $5,000,000.
(c)    Shares of Common Stock shall be deemed to have been used in settlement of Awards whether or not they are actually delivered; provided, however, that if the Fair Market Value equivalent of such shares is paid in cash such shares shall again become available for other Awards under the Plan. In addition, shares of Common Stock issued upon exercise, vesting or settlement of an Award, or shares of Common Stock owned by a Participant are surrendered or tendered to the Company (either directly or by means of attestation) in payment of the Exercise Price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award agreement, such surrendered or tendered shares shall again become available for other Awards under the Plan; provided, however, that in no event shall such shares increase the number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options granted under the Plan. In accordance with (and without limitation upon) the preceding sentence, if and to the extent an Award under the Plan expires, terminates or is canceled or forfeited for any reason whatsoever, including if shares are not issued on the settlement of SARs, without the Participant having received any benefit therefrom, the shares covered by such Award shall again become available for other Awards under the Plan. For purposes of the foregoing sentence, a Participant shall not be deemed to have received any “benefit” (i) in the case of forfeited Restricted Stock by reason of having enjoyed voting rights and dividend rights prior to the date of forfeiture or (ii) in the case of an Award canceled by reason of a new Award being granted in substitution therefor.
(d)    Shares of Common Stock delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing. Following the Effective Date, no further awards shall be granted under any Prior Plan, provided that the Plan is approved by shareholders on the Effective Date.
(e)    Subject to Section 14(b), awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted or an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). The number of shares of

Common Stock underlying any Substitute Awards shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan; provided, further, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code that were previously granted by an entity that is acquired by the Company or any Affiliate through a merger or acquisition shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for delivery under the Plan.
6.    Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.
7.    Options. (a) Generally. Each Option granted under the Plan shall be evidenced by an Award agreement. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(b)    Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant. Any modification to the Exercise Price of an outstanding Option shall be subject to the prohibition on repricing set forth in Section 14(b) of the Plan.
(c)    Vesting and Expiration.
(i)    Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”) or otherwise prohibited by law, the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition but only to the extent such extension would not violate Section 409A; provided, however, that in no event shall the Option Period exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate; provided, further, that notwithstanding any vesting or exercisability dates set by the Committee, the Committee may, in its sole discretion, accelerate the vesting and/or exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to vesting and/or exercisability.
(ii)    Notwithstanding anything to the contrary in the Plan, except as otherwise provided in the applicable Award Agreement or any applicable employment, consulting, change in control, severance or other agreement between a Participant and the Company or an Affiliate:

(A)
an Option shall vest and become exercisable with respect to twenty-five percent (25%) of the shares of Common Stock subject to such Option on the first anniversary of the Vesting Commencement Date and with respect to an additional six and one-quarter percent (6-1/4%) on the last day of each three-month period following thereafter;

(B)
the unvested portion of an Option shall expire upon termination of employment or service of the Participant granted the Option with the Company and its Affiliates, and the vested portion of such Option shall remain exercisable for (A) one year following termination of employment or service with the Company and its Affiliates by reason of such Participant’s death or Disability, but not later than the expiration of the Option Period, or (B) 90 days following termination of employment or service with the Company and its Affiliates for any reason other than such Participant’s death or Disability, and other than such Participant’s termination of employment or service with the Company and its Affiliates for Cause, but not later than the expiration of the Option Period; and

(C)	both the unvested and the vested portion of an Option shall expire upon the termination of the Participant’s employment or service with the Company and its Affiliates by the Company for Cause.
(d)    Other Terms and Conditions. Except as specifically provided otherwise in an Award agreement, each Option granted under the Plan shall be subject to the following terms and conditions:
(i)    Each Option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.
(ii)    Each share of Common Stock purchased through the exercise of an Option shall be paid for in full at the time of the exercise. Each Option shall cease to be exercisable, as to any share, when the Participant purchases the share or when the Option expires.
(iii)    Subject to Section 15(b) of the Plan, Options shall not be transferable by the Participant except by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant.
(iv)    At the time of any exercise of an Option, the Committee may, in its sole discretion, require a Participant to deliver to the Committee a written representation that the shares of Common Stock to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such a request by the Committee, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option shall be a condition precedent to the right of the Participant or such other person to purchase any shares. In the event certificates for shares are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.
(e)    Method of Exercise and Form of Payment. No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local and non-U.S. income and employment taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third party administrator), or telephonic instructions to the extent provided by the Committee, in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price and all applicable required withholding taxes shall be payable (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest; (ii) by such other method as the Committee may permit in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price and all applicable required withholding taxes or (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price and all applicable required withholding taxes or (C) by means of a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise deliverable in respect of an Option that are needed to pay for the Exercise Price and all applicable required withholding taxes. Any fractional shares of Common Stock shall be settled in cash.
(f)    Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instruction from such Participant as to the sale of such Common Stock.
(g)    Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the Common Stock of the Company is listed or quoted.
(h)    $100,000 Per Year Limitation for Incentive Stock Options. To the extent the aggregate Fair Market Value (determined as of the Date of Grant) of shares of Common Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.
8.    Stock Appreciation Rights. (a) Generally. Each SAR granted under the Plan shall be evidenced by an Award agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.
(b)    Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option. Any modification to the Strike Price of an outstanding SAR shall be subject to the prohibition on repricing set forth in Section 14(b) of the Plan.

(c)    Vesting and Expiration.
(i)    A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting or exercisability dates set by the Committee, the Committee may, in its sole discretion, accelerate the vesting and/or exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to vesting and/or exercisability. If the SAR Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or the Company-imposed “blackout period”) or otherwise prohibited by law, the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition but only to the extent such extension would not violate Section 409A.
(ii)    Notwithstanding anything to the contrary in the Plan, except as otherwise provided in the applicable Award agreement or any applicable employment, consulting, change-in-control, severance or other agreement between a Participant and the Company or an Affiliate:

(A)
a SAR shall vest and become exercisable with respect to twenty-five percent (25%) of the shares of Common Stock subject to such SAR on the first anniversary of the Vesting Commencement Date and with respect to an additional six and one-quarter percent (6-1/4%) on the last day of each three-month period following thereafter;

(B)
the unvested portion of a SAR shall expire upon termination of employment or service of the Participant granted the SAR with the Company and its Affiliates, and the vested portion of such SAR shall remain exercisable for (A) one year following termination of employment or service with the Company and its Affiliates by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the SAR Period or (B) 90 days following termination of employment or service with the Company and its Affiliates for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service with the Company and its Affiliates for Cause, but not later than the expiration of the SAR Period; and

(C)	both the unvested and the vested portion of a SAR shall expire upon the termination of the Participant’s employment or service with the Company and its Affiliates by the Company for Cause.

(d)    Other Terms and Conditions. Except as specifically provided otherwise in an Award agreement, each SAR granted under the Plan shall be subject to the following terms and conditions:
(i)    Each SAR or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.
(ii)    Subject to Section 15(b) of the Plan, SARs shall not be transferable by the Participant except by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant.
(iii)    At the time of any exercise of a SAR, the Committee may, in its sole discretion, require a Participant to deliver to the Committee a written representation that the shares of Common Stock to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such a request by the Committee, delivery of such representation prior to the delivery of any shares issued upon exercise of a SAR shall be a condition precedent to the right of the Participant or such other person to purchase any shares. In the event certificates for shares are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.
(e)    Method of Exercise. SARs which have become exercisable may be exercised by delivery of written (or electronic notice or telephonic instructions to the extent provided by the Committee) of exercise to the Company or its designee (including a third party administrator) in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an Option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.
(f)    Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to any Federal, state, local and non-U.S. income and employment taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash.
(g)    Substitution of SARs for Nonqualified Stock Options. The Committee shall have the authority in its sole discretion to substitute, without the consent of the affected Participant or any holder or beneficiary of SARs, SARs settled in shares of Common Stock (or settled in shares or cash in the sole discretion of the Committee) for outstanding Nonqualified Stock Options, provided that (i) the substitution shall not otherwise result in a modification of the terms of any such Nonqualified Stock Option, (ii) the number of shares of Common Stock underlying the substituted SARs shall be the same as the number of shares of Common Stock underlying such Nonqualified Stock Options and (iii) the Strike Price of the substituted SARs shall be equal to the Exercise Price of such Nonqualified Stock Options; provided, however, that if, in the opinion of the Company’s independent public auditors, the foregoing provision creates adverse accounting consequences for the Company, such provision shall be considered null and void.
9.    Restricted Stock and Restricted Stock Units. (a) Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award agreement. Each Restricted Stock and Restricted Stock Unit grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as determined by the Committee and may be reflected in the applicable Award agreement. The Committee shall establish restrictions applicable to such Restricted Stock and Restricted Stock Units, including the Restricted Period, and the time or times at which Restricted Stock or Restricted Stock Units shall be granted or become vested. The Committee may in its sole discretion accelerate the vesting and/or the lapse of any or all of the restrictions on the Restricted Stock and Restricted Stock Units which acceleration shall not affect any other terms and conditions of such Awards.
(b)    Stock Certificates; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending vesting and the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 15(a) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock (provided that any dividends payable on such shares of Restricted Stock shall be held by the Company and delivered (without interest) to the Participant within 15 days following the date on which the restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate)). The Committee shall also be permitted to cause a stock certificate registered in the name of the Participant to be issued. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.
(c)    Vesting; Acceleration of Lapse of Restrictions. Unless otherwise provided by the Committee in an Award agreement or any applicable employment, consulting, change in control, severance or other agreement between a Participant and the Company or an Affiliate: (i) the Restricted Period shall lapse with respect to twenty-five percent (25%) of the Restricted Stock and Restricted Stock Units on the first anniversary of the Vesting Commencement Date and with respect to an additional six and one-quarter percent (6-1/4%) on the last day of each three-month period thereafter; and (ii) the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award. The Committee may in its sole discretion accelerate the lapse of any or all of the restrictions on the Restricted Stock and Restricted Stock Units which acceleration shall not affect any other terms and conditions of such Awards.
(d)     Restricted Stock Units: No shares shall be issued at the time an Award of Restricted Stock Units is made, and the Company will not be required to set aside a fund for the payment of any such Award. At the discretion of the Committee, each Restricted Stock Unit (representing one share of Common Stock) awarded to a Participant may be credited with cash and stock dividends paid in respect of one share of Common Stock (“Dividend Equivalents”). Subject to Section 15(c) of the Plan, at the discretion of the Committee, Dividend Equivalents may be either currently paid to the Participant or withheld by the Company for the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.
(e)    Restrictions; Forfeiture: (i) Restricted Stock awarded to a Participant shall be subject to forfeiture until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, and to the following provisions in addition to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; and (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement. In the event of any forfeiture, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder shall terminate without further action or obligation on the part of the Company.
(ii)    Restricted Stock Units awarded to any Participant shall be subject to forfeiture until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, and to such other terms and conditions as may be set forth in the applicable Award agreement. In the event of any forfeiture, all rights of the Participant to such Restricted Stock Units shall terminate without further action or obligation on the part of the Company.
(iii)    The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock Award or Restricted Stock Unit Award, such action is appropriate.

(f)    Delivery of Restricted Stock and Settlement of Restricted Stock Units.
(i)    Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock and the attainment of any other vesting criteria established by the Committee, the restrictions set forth in the applicable Award agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge a notice evidencing a book entry notation (or, if applicable, the stock certificate) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.
(ii)    Unless otherwise provided by the Committee in an Award agreement, upon the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit which has not then been forfeited and with respect to which the Restricted Period has expired and any other such vesting criteria are attained (“Released Unit”); provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock in respect of such Released Units or (ii) defer the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any Federal, state, local and non-U.S. income and employment taxes required to be withheld.
(g)    Legends on Restricted Stock. Each certificate representing Restricted Stock awarded under the Plan, if any, shall bear a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Common Stock:
TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE DICE HOLDINGS, INC. 2012 OMNIBUS EQUITY AWARD PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, DATED AS OF _____________, BETWEEN DICE HOLDINGS, INC. AND __________________. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF DICE HOLDINGS, INC.
10.    Other Stock-Based Awards. The Committee may issue unrestricted Common Stock, rights to receive grants of Awards at a future date, or other Awards denominated in Common Stock (including, without limitation, performance shares or performance units), or Awards that provide for cash payments based in whole or in part on the value or future value of shares of Common Stock under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Other Stock-Based Award granted under the Plan shall be evidenced by an Award agreement. Each Other Stock-Based Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement including, without limitation, the payment by the Participant of the Fair Market Value of such shares of Common Stock on the Date of Grant.
11.    Performance Compensation Awards. (a) Generally. The Committee shall have the authority, at or before the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m)

of the Code. In addition, the Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award intended to qualify as “performance‑based compensation” under Section 162(m) of the Code. Notwithstanding anything in the Plan to the contrary, any Award to a Participant who is a “covered employee” (within the meaning of Section 162(m) of the Code) for a fiscal year that satisfies the requirements of this Section 11 may be treated as a Performance Compensation Award in the absence of any such Committee designation, and if the Company determines that a Participant who has been granted an Award designated as a Performance Compensation Award is not (or is no longer) a “covered employee” (within the meaning of Section 162(m) of the Code), the terms and conditions of such Award may be modified without regard to any restrictions or limitations set forth in this Section 11 (but subject otherwise to the provisions of Section 14 of the Plan).
(b)    Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing (which may be in the form of minutes of a meeting of the Committee).
(c)    Performance Criteria. The Performance Criteria that will be used to establish the Performance Goal(s) may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, units, or any combination of the foregoing) and shall be limited to the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating income or profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, gross revenue or gross revenue growth, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), which may but are not required to be measured on a per share basis; (viii) earnings before or after taxes, interest, depreciation and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total shareholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) margins; (xiv) operating efficiency; (xv) objective measures of customer satisfaction; (xvi) working capital targets; (xvii) measures of economic value added or other ‘value creation’ metrics; (xviii) inventory control; (xix) enterprise value; (xx) sales; (xxi) stockholder return; (xxii); client retention; (xxiii) competitive market metrics; (xxiv) employee retention; (xxv) timely completion of new product rollouts; (xxvi) timely launch of new facilities; (xxvii) objective measures of personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets); (xxviii) system-wide revenues; (xxix) royalty income; (xxx) cost of capital, debt leverage year-end cash position or book value; (xxxi) strategic objectives, development of new product lines and related revenue, sales and margin targets, or international operations; or (xxxii) any combination of the foregoing. Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or a percentage of a prior period’s Performance Criteria, or used on an absolute, relative or adjusted basis to measure the performance of the Company and/or one or more Affiliates as a whole or any divisions or operational and/or business units, product lines, brands, business segments, administrative departments of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting, delivery and exercisability of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period.
(d)    Modification of Performance Goal(s). In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Criteria without obtaining shareholder approval of such alterations, the Committee shall have sole discretion to make such alterations without obtaining shareholder approval. Unless otherwise determined by the Committee at the time a Performance Compensation Award is granted, the Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter to the extent the exercise of such authority at such time would not cause the Performance Compensation Awards granted to any Participant for such Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code, specify adjustments or modifications to be made to the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) nonrecurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in the Company’s fiscal year.
(e)    Payment of Performance Compensation Awards. (i) Condition to Receipt of Payment. Unless otherwise provided in the applicable Award agreement or any employment, consulting, change in control, severance or other agreement between a Participant and the Company or an Affiliate, a Participant must be employed by or rendering services to the Company or an Affiliate on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.
(ii)    Limitation. Unless otherwise provided in the applicable Award agreement, or any employment, consulting, change in control, severance or other agreement between a Participant and the Company or an Affiliate, a Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved, as determined by the Committee; and (B) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals as determined by the Committee.
(iii)    Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing (which may be in the form of minutes of a meeting of the Committee) whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing (which may be in the form of minutes of a meeting of the Committee) that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period and, in so doing, may apply Negative Discretion.
(iv)    Use of Negative Discretion. In determining the actual amount of an individual Participant’s Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. Unless otherwise provided in the applicable Award agreement, the Committee shall not have the discretion to (A)  provide payment or delivery in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained; or (B) increase a Performance Compensation Award above the applicable limitations set forth in Section 5 of the Plan.

(f)    Timing of Award Payments. Unless otherwise provided in the applicable Award agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 11. Any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (i) with respect to a Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (ii) with respect to a Performance Compensation Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date. Unless otherwise provided in an Award agreement, any Performance Compensation Award that is deferred and is otherwise payable in shares of Common Stock shall be credited (during the period between the date as of which the Award is deferred and the payment date) with dividend equivalents (in a manner consistent with the methodology set forth in the last sentence of Section 9(d) of the Plan).
12.    Changes in Capital Structure and Similar Events. In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the shares of Common Stock, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in any case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:
(i)    adjusting any or all of (A) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria, Performance Formula and Performance Goals);
(ii)    providing for a substitution or assumption of Awards (or awards of an acquiring company), accelerating the delivery, vesting and/or exercisability of, lapse of restrictions and/or other conditions on, or termination of, Awards or providing for a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event); and
(iii)    cancelling any one or more outstanding Awards (or awards of an acquiring company) and causing to be paid to the holders thereof, in cash, shares of Common Stock, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Common Stock received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor);

provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) (“ASC 718”), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Except as otherwise determined by the Committee, any adjustment in Incentive Stock Options under this Section 12 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 12 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice (including by placement on the Company’s website) of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
13.    Effect of Change in Control.
(a)    Except to the extent otherwise provided in an Award agreement, or any applicable employment, consulting, change in control, severance or other agreement between a Participant and the Company or an Affiliate, in the event of a Change in Control, notwithstanding any provision of the Plan to the contrary, if a Participant’s employment or service is terminated by the Company and its Affiliates other than for Cause (and other than due to death or Disability) within the 12-month period following a Change in Control, then:
(i)    all then-outstanding Options and SARs shall become immediately exercisable as of such Participant’s date of termination with respect to all of the shares subject to such Option or SAR;
(ii)    the Restricted Period shall expire as of such Participant’s date of termination with respect to all of then-outstanding shares of Restricted Stock or Restricted Stock Units (including without limitation a waiver of any applicable Performance Goals); and
(iii)    Awards previously deferred shall be settled in full as soon as practicable following such Participant’s date of termination.
(b)    All incomplete Performance Periods in effect on the date the Change in Control occurs shall end on such date, and the Committee may (i) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information or other information then available as it deems relevant and (ii) cause the Participant to receive partial or full payment of Awards for each such Performance Period based upon the Committee’s determination of the degree of attainment of Performance Goals, or assuming that the applicable “target” levels of performance have been attained or on such other basis determined by the Committee.
(c)    In addition, in the event of a Change of Control, the Committee may in its discretion and upon at least five (5) days’ advance notice to the affected persons, cancel any outstanding Award and pay to the holders thereof, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event. Notwithstanding the above, the Committee shall exercise such discretion over any Award subject to Section 409A of the Code at the time such Award is granted.
(d)    The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(e)    To the extent practicable, the provisions of this Section 13 shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control transaction with respect to the Common Stock subject to their Awards.
14.    Amendments and Termination. (a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the shares of Common Stock may be listed or quoted or for changes in GAAP to new accounting standards, to prevent the Company from being denied a tax deduction under Section 162(m) of the Code); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 14(b) of the Plan without stockholder approval.
(b)    Amendment of Award Agreements. The Committee may, to the extent not inconsistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively (including after a Participant’s termination of employment or service with the Company); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without shareholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash in a manner which would either (A) be reportable on the Company’s proxy statement as Options which have been “repriced” (as such term is used in Item 402 of Regulation S-K promulgated under the Exchange Act), or (B) result in any “repricing” for financial statement reporting purposes (or otherwise cause the Award to fail to qualify for equity accounting treatment) and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted.
15.    General. (a) Award Agreements. Each Award under the Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. For purposes of the Plan, an Award agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award agreement to be signed by the Participant or a duly authorized representative of the Company.
(b)    Nontransferability. (i) Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(ii)    Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statements promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or shareholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award agreement; (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii)    The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (%4) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (%4) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate; (%4) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (%4) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Permitted Transferee, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.
(c)    Dividends and Dividend Equivalents. The Committee in its sole discretion may provide a Participant as part of an Award with dividends or dividend equivalents, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards; provided, that no dividends or dividend equivalents shall be payable in respect of outstanding (i) Options or SARs or (ii) unearned Performance Compensation Awards or other unearned Awards subject to performance conditions (other than or in addition to the passage of time) (although dividends and dividend equivalents may be accumulated in respect of unearned Awards and paid as soon as administratively practicable, but no more than 30 days after such Awards are earned and become distributable).
(d)    Tax Withholding. (i) A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right (but not the obligation) and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.
(ii)    Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability (but no more than the minimum required statutory liability withholding liability, if required to avoid adverse accounting treatment of the Award as a liability award under ACS 718) by (A) payment in cash; (B) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value equal to such withholding liability or (C) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability.
(e)    No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.
(f)    International Participants. Without limiting the generality of Section 4(d) of the Plan, with respect to Participants who reside or work outside of the United States of America and who are not (and who are not expect to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may in its sole discretion amend the terms of the Plan or subplans or appendices thereto, or outstanding Awards, with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.
(g)    Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse (or domestic partner if such status is recognized by the Company according to the procedures established by the Company and in such jurisdiction), or if the Participant is otherwise unmarried at the time of death, his or her estate. After receipt of Options in accordance with this paragraph, beneficiaries will only be able to exercise such options in accordance with Section 7(e) of this Plan.
(h)    Termination of Employment or Service. Except as otherwise provided in an Award agreement or any employment, consulting, change in control, severance or other agreement between a Participant and the Company or an Affiliate, unless determined otherwise by the Committee: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company or its Affiliates in a non-employee capacity (including as a Non-Employee Director) (or vice-versa), such change in status shall not be considered a termination of employment or service with the Company or an Affiliate for purposes of the Plan.
(i)    No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to that person.
(j)    Government and Other Regulations. (i) The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award agreement, the Federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities of the Company are then listed or quoted and any other applicable Federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates of Common Stock or other securities of the Company or any Affiliate delivered under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of the Company or any Affiliate delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii)    The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.
(k)    No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.
(l)    Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative or a beneficiary designation form has been filed with the Company) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(m)    Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.
(n)    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the

Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
(o)    Reliance on Reports. Each member of the Committee and each member of the Board (and their respective designees) shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.
(p)    Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.
(q)    Purchase for Investment. Whether or not the Options and shares covered by the Plan have been registered under the Securities Act, each person exercising an Option under the Plan or acquiring shares under the Plan may be required by the Company to give a representation in writing that such person is acquiring such shares for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The Company will endorse any necessary legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to the Participant upon the exercise of any Option granted under the Plan.
(r)    Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and performed wholly within the State of New York, without giving effect to the conflict of laws provisions thereof.
(s)    Severability. If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(t)    Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(u)    409A of the Code. (i) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(ii)    Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.
(iii)    Unless otherwise provided by the Committee, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.
(v)    Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, an Award agreement may provide that the Committee may in its sole discretion cancel such Award if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement, or otherwise has engaged in or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. The Committee may also provide in an Award agreement that if the Participant otherwise has engaged in or engages in any activity referred to in the preceding sentence, the Participant shall forfeit any compensation, gain or other value realized thereafter on the vesting, exercise or settlement of such Award, the sale or other transfer of such Award, or the sale of shares of Common Stock acquired in respect of such Award, and must promptly repay such amounts to the Company. The Committee may also provide in an Award agreement that if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee in its sole discretion, then the Participant shall be required to promptly repay any such excess amount to the Company. To the extent required by applicable law (including without limitation Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of NYSE or other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, Awards shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into all outstanding Award agreements).
(w)    Code Section 162(m) Re-approval. If so determined by the Committee, the provisions of the Plan regarding Performance Compensation Awards shall be submitted for re-approval by the shareholders of the Company no later than the first shareholder meeting that occurs in the fifth year following the year that shareholders previously approved such provisions following the date of initial shareholder approval, for purposes of exempting certain Awards granted after such time from the deduction limitations of Section 162(m) of the Code. Nothing in this subsection, however, shall affect the validity of Awards granted after such time if such shareholder approval has not been obtained.
(x)    Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.
* * *

DHI Group, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, April 27, 2017.

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Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET **OR** TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees for director listed under Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and "EVERY YEAR" for Proposal 5.

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1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain
01 - Carol Carpenter	☐	☐	☐	02 - Jennifer Deason	☐	☐	☐

	Every Year	Every Two Years	Every Three Years	Abstain
5. Advisory vote on the frequency of holding an advisory vote on the compensation of our named executive officers.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — DHI Group, Inc.

Annual Meeting of Stockholders – To Be Held April 28, 2017

THE BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned hereby appoint(s) LUC GRÉGOIRE, RACHEL CECCARELLI and BRIAN P. CAMPBELL, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of DHI Group, Inc. that the undersigned would be entitled to cast if personally present at the 2017 Annual Meeting of Stockholders of the Company, and at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS TO ALL SHARES OF THE UNDERSIGNED **FOR** THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, **FOR** PROPOSAL 2, **FOR** PROPOSAL 3, **FOR** PROPOSAL 4, **"EVERY YEAR"** FOR PROPOSAL 5; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

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If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year's Annual Report and Proxy Statement on the Investors section of the DHI Group, Inc. website at www.dhigroupinc.com/investors.

(Continued and to be marked, dated and signed, on the other side)